Exhibit 99.1
MoneyGram International, Inc.
Annual Report on Form 10-K
Items 8 and 15(a)

Management’s Responsibility Statement
The management of MoneyGram International, Inc. is responsible for the integrity, objectivity and accuracy of the consolidated financial statements of the Company. The consolidated financial statements are prepared by the Company in accordance with accounting principles generally accepted in the United States of America using, where appropriate, management’s best estimates and judgments. The financial information presented throughout the Annual Report is consistent with that in the consolidated financial statements.
Management is also responsible for maintaining a system of internal controls and procedures designed to provide reasonable assurance that the books and records reflect the transactions of the Company and that assets are protected against loss from unauthorized use or disposition. Such a system is maintained through accounting policies and procedures administered by trained Company personnel and updated on a continuing basis to ensure their adequacy to meet the changing requirements of our business. The Company requires that all of its affairs, as reflected by the actions of its employees, be conducted according to the highest standards of personal and business conduct. This responsibility is reflected in our Code of Ethics.
To test compliance with the Company’s system of internal controls and procedures, the Company carries out an extensive audit program. This program includes a review for compliance with written policies and procedures and a comprehensive review of the adequacy and effectiveness of the internal control system. Although control procedures are designed and tested, it must be recognized that there are limits inherent in all systems of internal control and, therefore, errors and irregularities may nevertheless occur. Also, estimates and judgments are required to assess and balance the relative cost and expected benefits of the controls. Projection of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
The Audit Committee of the Board of Directors, which is composed solely of outside directors, meets quarterly with management, internal audit and the independent registered public accounting firm to discuss internal accounting control, auditing and financial reporting matters, as well as to determine that the respective parties are properly discharging their responsibilities. Both our independent registered public accounting firm and internal auditors have had and continue to have unrestricted access to the Audit Committee without the presence of management.
Management assessed the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2009. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in its Internal Control-Integrated Framework. Based on our assessment and those criteria, management believes that the Company designed and maintained effective internal control over financial reporting as of December 31, 2009.
The Company’s independent registered public accounting firm, Deloitte & Touche LLP, has been engaged to audit our financial statements and the effectiveness of the Company’s system of internal control over financial reporting. Their reports are included on pages F-3 and F-4 of this Annual Report on Form 10-K.

/s/ Pamela H. Patsley	/s/ Jean C. Benson

Pamela H. Patsley	Jean C. Benson
Chairman and Chief Executive Officer	Senior Vice President and Controller
(Interim Principal Financial Officer)

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
MoneyGram International, Inc.
Minneapolis, Minnesota
We have audited the internal control over financial reporting of MoneyGram International, Inc. and subsidiaries (the “Company”) as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Responsibility Statement. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2009 of the Company and our report dated March 15, 2010 (December 14, 2010 as to the condensed consolidating financial information in Note 19) expressed an unqualified opinion on those financial statements.

/s/ Deloitte & Touche LLP Minneapolis, Minnesota
March 15, 2010

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
MoneyGram International, Inc.
Minneapolis, Minnesota
We have audited the accompanying consolidated balance sheets of MoneyGram International, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of loss, comprehensive income (loss), cash flows and stockholders’ (deficit) equity for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MoneyGram International, Inc. and subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP Minneapolis, Minnesota
March 15, 2010 (December 14, 2010 as to the condensed consolidating financial information contained in Note 19)

MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

AT DECEMBER 31,	2009	2008
(Amounts in thousands, except share data)
ASSETS
Cash and cash equivalents	$—	$—
Cash and cash equivalents (substantially restricted)	3,776,824	4,077,381
Receivables, net (substantially restricted)	1,054,381	1,264,885
Trading investments and related put options (substantially restricted)	26,951	47,990
Available-for-sale investments (substantially restricted)	298,633	438,774
Property and equipment	127,972	156,263
Intangible assets	7,680	14,548
Goodwill	425,630	434,337
Other assets	211,592	208,118

Total assets	$5,929,663	$6,642,296

LIABILITIES
Payment service obligations	$4,843,454	$5,437,999
Debt	796,791	978,881
Pension and other postretirement benefits	119,170	130,900
Accounts payable and other liabilities	188,933	134,040

Total liabilities	5,948,348	6,681,820
COMMITMENTS AND CONTINGENCIES (Note 16)
MEZZANINE EQUITY
Participating Convertible Preferred Stock-Series B, $0.01 par value, 800,000 shares authorized, 495,000 shares issued and outstanding	539,084	458,408
Participating Convertible Preferred Stock- Series B-1, $0.01 par value, 500,000 shares authorized, 272,500 shares issued and outstanding	325,244	283,804

Total mezzanine equity	864,328	742,212
STOCKHOLDERS’ DEFICIT
Preferred shares, $0.01 par value, none issued	—	—
Common shares, $0.01 par value, 1,300,000,000 shares authorized, 88,556,077 shares issued	886	886
Additional paid-in capital	—	62,324
Retained loss	(694,914)	(649,254)
Unearned employee benefits	(8)	(424)
Accumulated other comprehensive loss	(35,671)	(42,707)
Treasury stock: 6,040,958 and 5,999,175 shares in 2009 and 2008	(153,306)	(152,561)

Total stockholders’ deficit	(883,013)	(781,736)

Total liabilities, mezzanine equity and stockholders’ deficit	$5,929,663	$6,642,296

See Notes to Consolidated Financial Statements

MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF LOSS

FOR THE YEAR ENDED DECEMBER 31,	2009	2008	2007
(Amounts in thousands, except per share data)
REVENUE
Fee and other revenue	$1,130,893	$1,105,676	$949,059
Investment revenue	33,219	162,130	398,234
Net securities gains (losses)	7,790	(340,688)	(1,189,756)

Total revenue	1,171,902	927,118	157,537
Fee commissions expense	497,105	502,317	410,301
Investment commissions expense	1,362	102,292	253,607

Total commissions expense	498,467	604,609	663,908

Net revenue (losses)	673,435	322,509	(506,371)

EXPENSES
Compensation and benefits	199,053	224,580	188,092
Transaction and operations support	284,277	219,905	191,066
Occupancy, equipment and supplies	47,425	45,994	44,704
Interest expense	107,911	95,020	11,055
Depreciation and amortization	57,091	56,672	51,979
Valuation loss on embedded derivatives	—	16,030	—
Debt extinguishment loss	—	1,499	—

Total expenses	695,757	659,700	486,896

Loss from continuing operations before income taxes	(22,322)	(337,191)	(993,267)
Income tax (benefit) expense	(20,416)	(75,806)	78,481

Loss from continuing operations	(1,906)	(261,385)	(1,071,748)
Loss from discontinued operations, net of tax	—	—	(249)

NET LOSS	$(1,906)	$(261,385)	$(1,071,997)

BASIC AND DILUTED LOSS PER COMMON SHARE:
Continuing operations	$(1.48)	$(4.19)	$(12.94)
Discontinued operations, net of tax	—	—	—

Net loss per common share	$(1.48)	$(4.19)	$(12.94)

Net loss available to common stockholders:
Loss from continuing operations	$(1,906)	$(261,385)	$(1,071,748)
Accrued preferred stock dividends	(110,279)	(76,593)	—
Accretion recognized on preferred stock	(10,213)	(7,736)	—

Net loss available to common stockholders from continuing operations	(122,398)	(345,714)	(1,071,748)

Loss allocated to common stockholders from discontinued operations, net of tax	—	—	(249)

Net loss available to common stockholders	$(122,398)	$(345,714)	$(1,071,997)

Weighted-average outstanding common shares	82,499	82,456	82,818

See Notes to Consolidated Financial Statements

MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31,	2009	2008	2007
(Amounts in thousands)
NET LOSS	$(1,906)	$(261,385)	$(1,071,997)
OTHER COMPREHENSIVE INCOME (LOSS)
Net unrealized gains (losses) on available-for-sale securities:
Net holding gains (losses) arising during the period, net of tax expense (benefit) of $0, $(134,570) and $(450,924)	3,107	(219,561)	(735,717)
Reclassification adjustment for net realized losses included in net loss, net of tax benefit of $0, $124,097 and $452,033	4,071	202,475	737,528

	7,178	(17,086)	1,811

Net unrealized (losses) gains on derivative financial instruments:
Net holding gains (losses) arising during the period, net of tax expense (benefit) of $1,329 and $(14,299)	—	2,168	(23,333)
Reclassification adjustment for net unrealized (gains) losses included in net loss, net of tax (expense) benefit of $(478), $11,006 and ($4,510)	(780)	17,957	(7,357)

	(780)	20,125	(30,690)

Pension and postretirement benefit plans:
Reclassification of prior service costs for pension and postretirement benefit plans recorded to net loss, net of tax benefit of $106, $38 and $72	173	62	117
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net loss, net of tax benefit of $2,785, $1,679 and $1,668	4,543	2,740	2,649
Valuation adjustment for pension and postretirement benefit plans, net of tax (benefit) expense of $(2,251), ($17,409) and $9,152	(3,672)	(28,405)	14,372
Unrealized foreign currency translation (losses) gains, net of tax (benefit) expense of $(249), $1,863 and $(2,257)	(406)	3,039	(3,682)

Other comprehensive income (loss)	7,036	(19,525)	(15,423)

COMPREHENSIVE INCOME (LOSS)	$5,130	$(280,910)	$(1,087,420)

See Notes to Consolidated Financial Statements

MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31,	2009	2008	2007
(Amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,906)	$(261,385)	$(1,071,997)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss from discontinued operations	—	—	249
Provision for deferred income taxes	(14,915)	(425)	37,637
Depreciation and amortization	57,091	56,672	51,979
Other-than-temporary impairment charges	4,069	70,274	1,193,210
Net (gain) loss on sales and maturities of investments	(7,555)	256,299	(3,649)
Unrealized losses on trading investments	—	40,620	195
Valuation gain on put options related to trading investments	(4,304)	(26,505)	—
Net amortization of investment premiums and discounts	740	735	(15,752)
Valuation loss on embedded derivative	—	16,030	—
Impairment of goodwill	6,245	8,809	6,355
Asset impairments and adjustments	11,983	—	850
Signing bonus amortization	35,280	37,261	25,815
Amortization of debt discount and deferred financing costs	12,765	7,484	197
Debt extinguishment loss	—	1,499	—
Provision for uncollectible receivables	21,432	12,396	8,532
Non-cash compensation and pension expense	9,608	12,596	14,177
Other non-cash items, net	4,650	11,709	(28,088)
Change in foreign currency translation adjustments	(406)	3,039	(3,682)
Change in other assets	27,860	(71,131)	5,401
Change in accounts payable and other liabilities	(5,634)	(95,622)	7,984

Total adjustments	158,909	341,740	1,301,410
Change in cash and cash equivalents (substantially restricted)	300,557	(2,524,402)	(563,779)
Change in trading investments and related put options, net (substantially restricted)	32,900	—	83,200
Change in receivables, net (substantially restricted)	186,619	128,752	342,681
Change in payment service obligations	(594,545)	(2,324,486)	(447,319)

Net cash provided by (used in) continuing operating activities	82,534	(4,639,781)	(355,804)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investments classified as available-for-sale	—	2,896,011	321,693
Proceeds from maturities of investments classified as available-for-sale	140,999	493,320	755,921
Purchases of investments classified as available-for-sale	—	—	(758,898)
Purchases of property and equipment	(37,948)	(38,470)	(70,457)
Proceeds from sale of business	4,500	—	—
Cash paid for acquisitions, net of cash acquired	(3,210)	(2,928)	(29,212)

Net cash provided by investing activities	104,341	3,347,933	219,047

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	733,750	—
Transaction costs for issuance and amendment of debt	—	(47,805)	—
Payment on debt	(41,875)	(1,875)	—
Proceeds from revolving credit facility	—	—	197,000
Payment on revolving credit facility	(145,000)	(100,000)	(2,000)
Proceeds from issuance of preferred stock	—	760,000	—
Transaction costs for issuance of preferred stock	—	(52,222)	—
Proceeds and tax benefit from exercise of stock options	—	—	7,674
Purchase of treasury stock	—	—	(45,992)
Cash dividends paid	—	—	(16,625)

Net cash (used in) provided by financing activities	(186,875)	1,291,848	140,057

CASH FLOWS OF DISCONTINUED OPERATIONS
Investing cash flows	—	—	(3,300)

Net cash used in discontinued operations	—	—	(3,300)

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—
CASH AND CASH EQUIVALENTS — Beginning of period	—	—	—

CASH AND CASH EQUIVALENTS — End of period	$—	$—	$—

See Notes to Consolidated Financial Statements

MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

					Accumulated
		Additional	Retained	Unearned	Other
	Common	Paid-In	(Loss)	Employee	Comprehensive	Treasury
(Amounts in thousands, except share data)	Stock	Capital	Income	Benefits	Loss	Stock	Total

December 31, 2006	$886	$71,900	$723,106	$(17,185)	$(6,292)	$(103,352)	$669,063
Cumulative effect of adoption of FIN 48			(21,963)				(21,963)
Net loss			(1,071,997)				(1,071,997)
Dividends ($0.20 per share)			(16,625)				(16,625)
Employee benefit plans		1,177		13,905		(662)	14,420
Treasury shares acquired						(45,992)	(45,992)
Net unrealized gain on available-for-sale securities					1,811		1,811
Net unrealized loss on derivative financial instruments					(30,690)		(30,690)
Amortization of prior service cost for pension and postretirement benefits, net of tax					117		117
Amortization of unrealized losses on pension and postretirement benefits, net of tax					2,649		2,649
Valuation adjustment for pension and postretirement benefit plans, net of tax					14,372		14,372
Unrealized foreign currency translation adjustment					(3,682)		(3,682)

December 31, 2007	886	73,077	(387,479)	(3,280)	(21,715)	(150,006)	(488,517)
Cumulative adjustment for SFAS No. 158- change of measurement date			(390)		(1,467)		(1,857)
Net loss			(261,385)				(261,385)
Reclassification of embedded derivative liability		70,827					70,827
Dividends on preferred stock		(76,593)					(76,593)
Accretion on preferred stock		(7,736)					(7,736)
Employee benefit plans		2,749		2,856		(2,555)	3,050
Net unrealized loss on available-for-sale securities					(17,086)		(17,086)
Net unrealized gain on derivative financial instruments					20,125		20,125
Amortization of prior service cost for pension and postretirement benefits, net of tax					62		62
Amortization of unrealized losses on pension and postretirement benefits, net of tax					2,740		2,740
Valuation adjustment for pension and postretirement benefit plans, net of tax					(28,405)		(28,405)
Unrealized foreign currency translation adjustment					3,039		3,039

December 31, 2008	886	62,324	(649,254)	(424)	(42,707)	(152,561)	(781,736)
Net loss			(1,906)				(1,906)
Dividends on preferred stock		(66,525)	(43,754)				(110,279)
Accretion on preferred stock		(10,213)					(10,213)
Employee benefit plans		14,414		416		(745)	14,085
Net unrealized gain on available-for-sale securities					7,178		7,178
Reclassification of unrealized gain on derivative financial instruments, net of tax					(780)		(780)
Amortization of prior service cost for pension and postretirement benefits, net of tax					173		173
Amortization of unrealized losses on pension and postretirement benefits, net of tax					4,543		4,543
Valuation adjustment for pension and postretirement benefit plans, net of tax					(3,672)		(3,672)
Unrealized foreign currency translation adjustment					(406)		(406)

December 31, 2009	$886	$—	$(694,914)	$(8)	$(35,671)	$(153,306)	$(883,013)

See Notes to Consolidated Financial Statements

MONEYGRAM INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of the Business
MoneyGram International, Inc. and its wholly owned subsidiaries (“MoneyGram”) offers products and services under its two reporting segments: Global Funds Transfer and Financial Paper Products. The Global Funds Transfer segment provides global money transfer services and bill payment services to consumers through a network of agents. The Financial Paper Products segment provides payment processing services, primarily official check outsourcing services, and money orders through financial institutions and agents. The Company’s headquarters are located in Minneapolis, Minnesota, United States of America. References to “MoneyGram,” the “Company,” “we,” “us” and “our” are to MoneyGram International, Inc. and its subsidiaries and consolidated entities.
MoneyGram was incorporated on December 18, 2003 in the state of Delaware as a subsidiary of Viad Corp (“Viad”) to effect the spin-off of Viad’s payment services business operated by Travelers Express Company, Inc. (“Travelers”) to its stockholders (the “spin-off”). On June 30, 2004 (the “Distribution Date”), Travelers was merged with a subsidiary of MoneyGram and Viad then distributed 88,556,077 shares of MoneyGram common stock in a tax-free distribution (the “Distribution”). Stockholders of Viad received one share of MoneyGram common stock for every share of Viad common stock owned on the record date of June 24, 2004. Due to the relative significance of MoneyGram to Viad, MoneyGram is the divesting entity and treated as the “accounting successor” to Viad for financial reporting purposes. Effective December 31, 2005, the entity that was formerly Travelers was merged into MoneyGram Payment Systems, Inc. (“MPSI”), a wholly owned subsidiary of MoneyGram, with MPSI remaining as the surviving corporation.
Note 2 — Recapitalization
On March 25, 2008, the Company completed a recapitalization, pursuant to which the Company received $1.5 billion of gross equity and debt capital to support the long-term needs of the business and provide necessary capital due to the Company’s investment portfolio losses as described in Note 6 — Investment Portfolio. The equity component of the recapitalization consisted of the sale in a private placement of Series B Participating Convertible Preferred Stock of the Company (the “B Stock”) and Series B-1 Participating Convertible Preferred Stock of the Company (the “B-1 Stock,” and collectively with the B Stock, the “Series B Stock”). The debt component of the recapitalization consisted of a senior secured amended and restated credit agreement entered into with a group of lenders (the “Senior Facility”) and the issuance of senior secured second lien notes (the “Notes”). See Note 10 — Debt and Note 12 — Mezzanine Equity for further information regarding the equity and debt components.
Participation Agreement between the Investors and Walmart Stores, Inc. — On February 11, 2008, the affiliates of Thomas H. Lee Partners, L.P. (“THL”) and affiliates of Goldman, Sachs & Co. (“Goldman Sachs,” and collectively with THL, the “Investors”) entered into a Participation Agreement (as amended on March 17, 2008) with Walmart Stores, Inc. (“Walmart”) in connection with the recapitalization. The Company is not a direct party to the Participation Agreement, which was negotiated solely between the Investors and Walmart. Under the terms of the Participation Agreement, the Investors are obligated to pay Walmart certain percentages of accumulated cash payments received by the Investors in excess of the Investors’ original investment in the Company. Cash payments include dividends paid by the Company to the Investors and any cash payments received by the Investors in connection with the sale of any shares of the Company’s stock to an unaffiliated third party or upon redemption by the Company. Walmart, in its sole discretion, may elect to receive payments in cash or equivalent shares of stock held by the Investors. In addition, through March 17, 2010, the Investors must receive Walmart’s consent prior to voting in favor of, consenting to, or selling shares in a transaction that would cause a change in control of the Company, as defined by the Participation Agreement.
The Company has no obligation to Walmart or additional obligations to the Investors under the terms of the Participation Agreement. However, as the Company indirectly benefited from the agreement, the Company will recognize the Participation Agreement in its consolidated financial statements as if the Company itself entered into the agreement with Walmart. As Walmart may elect to receive any payments under the Participation Agreement in cash, the agreement is accounted for as a liability award. The Company will recognize a liability equal to the fair value of the Participation Agreement through a charge to the Consolidated Statements of Loss based upon the probability that certain performance conditions will be met. The liability will be remeasured each period until settlement, with changes in fair value recognized in the Consolidated Statements of Loss. Walmart’s ability to earn the award under the Participation Agreement is conditioned upon the Investors receiving cash payments related to the Company’s preferred stock in excess of the Investors’ original investment in the Company. While it is probable that performance conditions will be met at December 31, 2009, the fair value of the liability is zero at this time as the Company’s discount rate, based on its debt interest rates and credit rating, exceeds the dividend rate on the preferred stock.

Note 3 — Summary of Significant Accounting Policies
Basis of Presentation — The consolidated financial statements of MoneyGram are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Consolidated Balance Sheets are unclassified due to the short-term nature of the settlement obligations, contrasted with the ability to invest cash awaiting settlement in long-term investment securities.
During 2009, the Company reclassified its put options related to trading investments from “Other assets” to “Trading investments and related put options (substantially restricted)” in its Consolidated Balance Sheets to reflect the interaction of the two assets. Consistent with its classification of current tax positions, during 2009 the Company reclassified its net deferred tax positions into “Other assets” or “Accounts payable and other liabilities” depending on the net position. The balances as of December 31, 2008 have been revised to conform to the current presentation. These reclassifications were not material and had no impact on net loss, net cash flows from continuing operating activities or stockholders’ deficit as previously reported.
Principles of Consolidation — The consolidated financial statements include the accounts of MoneyGram International, Inc. and its subsidiaries. Inter-company profits, transactions and account balances have been eliminated in consolidation. The Company participates in various trust arrangements (special purpose entities or “SPEs”) related to official check processing agreements with financial institutions and structured investments within the investment portfolio.
Working in cooperation with certain financial institutions, the Company historically established separate consolidated SPEs that provided these financial institutions with additional assurance of its ability to clear their official checks. The Company maintains control of the assets of the SPEs and receives all investment revenue generated by the assets. The Company remains liable to satisfy the obligations of the SPEs, both contractually and by operation of the Uniform Commercial Code, as issuer and drawer of the official checks. As the Company is the primary beneficiary and bears the primary burden of any losses, the SPEs are consolidated in the Consolidated Financial Statements. The assets of the SPEs are recorded in the Consolidated Balance Sheets in a manner consistent with the assets of the Company based on the nature of the asset. Accordingly, the obligations have been recorded in the Consolidated Balance Sheets under “Payment service obligations.” The investment revenue generated by the assets of the SPEs is allocated to the Financial Paper Products segment in the Consolidated Statement of Loss. For the years ending December 31, 2009 and 2008, the Company’s SPEs had cash and cash equivalents of $143.6 million and $281.2 million, respectively, and payment service obligations of $115.3 million and $239.8 million, respectively.
In connection with the SPEs, the Company must maintain certain specified ratios of greater than 100 percent of segregated assets to outstanding payment instruments. These specified ratios require the Company to contribute additional assets if the fair value of the segregated assets is less than the outstanding payment instruments at any time. The segregated assets consist solely of cash and cash equivalents; therefore, the Company does not anticipate a need to contribute additional assets in the future to maintain the specified ratios as required by the SPEs. Under certain limited circumstances, the related financial institution customers have the right to either demand liquidation of the segregated assets or to replace the Company as the administrator of the SPE. Such limited circumstances consist of material (and in most cases continued) failure of MoneyGram to uphold its warranties and obligations pursuant to its underlying agreements with the financial institution customers.
Certain structured investments owned by the Company represent beneficial interests in grantor trusts or other similar entities. These trusts typically contain an investment grade security, generally a United States Treasury strip, and an investment in the residual interest in a collateralized debt obligation, or in some cases, a limited partnership interest. For certain of these trusts, the Company owns a percentage of the beneficial interests which results in the Company absorbing a majority of the expected losses. Therefore, the Company consolidates these trusts by recording and accounting for the assets of the trust separately in the Consolidated Financial Statements.
Management Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates.
Substantially Restricted — The Company’s licensed entity MPSI is regulated by various state agencies that generally require the Company to maintain a pool of assets with an investment rating of A or higher (“permissible investments”) in an amount generally equal to the payment service obligations, as defined by each state, for those regulated payment instruments, namely teller checks, agent checks, money orders and money transfers. The regulatory payment service assets measure varies by state, but in all cases excludes investments rated below A-. The most restrictive states may also exclude assets held at banks that do not belong to a national insurance program, varying amounts of accounts receivable balances and/or assets held in one of the SPEs. The regulatory payment service obligations measure varies by state, but in all cases is substantially lower than the Company’s payment service obligations as disclosed in the Consolidated Balance Sheets as the Company is not regulated by state agencies for payment service obligations resulting from outstanding cashier’s checks or for amounts payable to agents and brokers.
In connection with the credit facilities, one clearing bank agreement and the SPEs, the Company also has certain financial covenants that require it to maintain pre-defined ratios of certain assets to payment service obligations. The financial covenants under the credit facilities are described in Note 10 — Debt. One clearing bank agreement has financial covenants that include the maintenance of total cash, cash equivalents, receivables and investments in an amount at least equal to payment service obligations, as disclosed in the Consolidated Balance Sheets, as well as the maintenance of a minimum 103 percent ratio of total assets held at that bank to instruments estimated to clear through that bank. Financial covenants related to the SPEs include the maintenance of specified ratios of cash, cash equivalents and investments held in the SPE to the outstanding payment instruments issued by the related financial institution customer.
The regulatory and contractual requirements do not require the Company to specify individual assets held to meet its payment service obligations, nor is the Company required to deposit specific assets into a trust, escrow or other special account. Rather, the Company must maintain a pool of liquid assets sufficient to comply with the requirements. No third party places limitations, legal or otherwise, on the Company regarding the use of its individual liquid assets. The Company is able to withdraw, deposit or sell its individual liquid assets at will, with no prior notice or penalty, provided the Company maintains a total pool of liquid assets sufficient to meet the regulatory and contractual requirements.
The Company is not regulated by state agencies for payment service obligations resulting from outstanding cashier’s checks; however, the Company restricts a portion of the funds related to these payment instruments due to contractual arrangements and Company policy. Assets restricted for regulatory or contractual reasons are not available to satisfy working capital or other financing requirements. Consequently, the Company considers a significant amount of cash and cash equivalents, receivables and investments to be restricted to satisfy the liability to pay the principal amount of regulated payment service obligations upon presentment. Cash and cash equivalents, receivables and investments exceeding payment service obligations are generally available; however, management considers a portion of these amounts as providing additional assurance that business needs and regulatory requirements are maintained during the normal fluctuations in the value of the Company’s payment service assets and obligations. The following table shows the amount of assets in excess of payment service obligations at December 31:

(Amounts in thousands)	2009	2008

Cash and cash equivalents (substantially restricted)	$3,776,824	$4,077,381
Receivables, net (substantially restricted)	1,054,381	1,264,885
Trading investments and related put options (substantially restricted)	26,951	47,990
Available-for-sale investments (substantially restricted)	298,633	438,774

	5,156,789	5,829,030
Payment service obligations	(4,843,454)	(5,437,999)

Assets in excess of payment service obligations	$313,335	$391,031

Regulatory requirements also require MPSI to maintain positive net worth, with one state requiring that MPSI maintain positive tangible net worth. In its most restrictive state, the Company had excess permissible investments of $315.3 million over the state’s payment service obligations measure at December 31, 2009, with substantially higher excess permissible investments for all other states. The Company was in compliance with its contractual and financial regulatory requirements as of December 31, 2009.
Cash and Cash Equivalents (substantially restricted) — The Company defines cash and cash equivalents as cash on hand and all highly liquid debt instruments with original maturities of three months or less at the purchase date which the Company does not intend to rollover.
Receivables, net (substantially restricted) — The Company has receivables due from financial institutions and agents for payment instruments sold. These receivables are outstanding from the day of the sale of the payment instrument until the financial institution or agent remits the funds to the Company. The Company provides an allowance for the portion of the receivable estimated to become uncollectible as determined based on known delinquent accounts and historical trends. Receivables are generally considered past due one day after the contractual remittance schedule, which is typically one to three days after the sale of the underlying payment instrument. Receivables are evaluated for collectibility by examining the facts and circumstances surrounding each customer where an account is delinquent and a loss is deemed possible. Receivables are generally written off against the allowance one year after becoming past due. Following is a summary of activity within the allowance for losses:

(Amounts in thousands)	2009	2008	2007

Beginning balance	$16,178	$8,019	$6,824
Charged to expense	21,432	12,396	8,532
Write-offs, net of recoveries	(13,075)	(4,237)	(7,337)

Ending balance	$24,535	$16,178	$8,019

Sale of Receivables — The Company had an agreement to sell undivided percentage ownership interests in certain receivables, primarily from its money order agents. The Company sold receivables under this agreement to accelerate the cash flow available for investment. The receivables were sold without recourse to two commercial paper conduit trusts and represented a small percentage of the total assets in each trust. The Company’s rights and obligations were limited to the receivables transferred and the transactions were accounted for as sales. The assets and liabilities associated with the trusts, including the sold receivables, were not recorded or consolidated in the Company’s financial statements. In January 2008, the Company terminated the facility. The agreement included a 5 percent holdback provision of the purchase price of the receivables, with the related cost included in the Consolidated Statements of Loss in “Investment commissions expense.” The expense recorded in 2008 and 2007 was $0.2 million and $23.3 million, respectively.
Investments (substantially restricted) — The Company classifies securities as trading or available-for-sale in its Consolidated Balance Sheets. The Company has no securities classified as held-to-maturity. Securities that are bought and held principally for the purpose of resale in the near term are classified as trading securities. The Company records trading securities at fair value, with gains or losses reported in the Consolidated Statements of Loss. Securities held for indefinite periods of time, including any securities that may be sold to assist in the clearing of payment service obligations or in the management of the investment portfolio, are classified as available-for-sale securities. These securities are recorded at fair value, with the net after-tax unrealized gain or loss recorded as a separate component of stockholders’ equity. Realized gains and losses and other-than-temporary impairments are recorded in the Consolidated Statements of Loss.
Interest income on “Residential mortgage-backed securities” and “Other asset-backed securities” for which risk of credit loss is deemed remote is recorded utilizing the level yield method. Changes in estimated cash flows, both positive and negative, are accounted for with retrospective changes to the carrying value of investments in order to maintain a level yield over the life of the investment. Interest income on mortgage-backed and other asset-backed investments for which risk of credit loss is not deemed remote is recorded under the prospective method as adjustments of yield. Starting in the second quarter of 2008, interest income for “Other asset-backed securities” has been recorded under the prospective method as the risk of credit loss is not deemed remote.
During the second quarter of 2008, the Company began applying the cost recovery method of accounting for interest to its investments categorized as “Other asset-backed securities.” The cost recovery method accounts for interest on a cash basis and treats any interest payments received as deemed recoveries of principal, reducing the book value of the related security. When the book value of the related security is reduced to zero, interest payments are then recognized as income upon receipt. The Company began applying the cost recovery method of accounting as it believes it is probable that the Company will not recover all, or substantially all, of its principal investment and interest for its “Other asset-backed securities” given the sustained deterioration in the market, the collapse of many asset-backed securities and the low levels to which the securities have been written down.
Securities with gross unrealized losses at the Consolidated Balance Sheet date are subject to a process for identifying other-than-temporary impairments. Securities that the Company deems to be other-than-temporarily impaired are written down to fair value in the period the impairment occurs. The assessment of whether such impairment has occurred is based on management’s evaluation of the underlying reasons for the decline in fair value on an individual security basis. The Company considers a wide range of factors about the security and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and the prospects for recovery. The Company considers an investment to be other-than-temporarily impaired when it is deemed probable that the Company will not receive all of the cash flows contractually stipulated for the investment. The Company evaluates mortgage-backed and other asset-backed investments rated A and below for which risk of credit loss is deemed more than remote for impairment. When an adverse change in expected cash flows occurs, and if the fair value of a security is less than its carrying value, the investment is written down to fair value through a permanent reduction to its amortized cost. Any impairment charges are included in the Consolidated Statements of Loss under “Net securities gains (losses).”
Payment Service Obligations — Payment service obligations primarily consist of: outstanding payment instruments; amounts owed to financial institutions for funds paid to the Company to cover clearings of official check payment instruments, remittances and clearing adjustments; amounts owed to agents for funds paid to consumers on behalf of the Company; commissions owed to financial institution customers and agents for instruments sold; amounts owed to investment brokers for purchased securities; and unclaimed instruments owed to various states. These obligations are recognized by the Company at the time the underlying transactions occur.

Fair Value of Financial Instruments — Financial instruments consist of cash and cash equivalents, investments, derivatives, receivables, payment service obligations, accounts payable and debt. The carrying values of cash and cash equivalents, receivables, accounts payable and payment service obligations approximate fair value due to the short-term nature of these instruments. The carrying value of the Company’s Senior Facility approximates fair value as interest related to the debt is variable rate. The carrying value of the Company’s fixed-rate Notes also approximates fair value as the contractual interest rate is comparable to debt with similar maturities issued by companies with similar credit qualities. See Note 5 — Fair Value Measurement for information regarding the principles and processes used to estimate the fair value of investments and derivatives.
Derivative Financial Instruments — The Company recognizes derivative instruments in the Consolidated Balance Sheets at fair value. The accounting for changes in the fair value depends on the intended use of the derivative and the resulting designation. For a derivative instrument designated as a fair value hedge, the Company recognizes the change in fair value in earnings in the period of change, together with the offsetting change in the hedged item. For a derivative instrument designated as a cash flow hedge, the Company initially reports the effective portion of the derivative’s change in fair value in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets, and subsequently reclassifies the net change in fair value into earnings when the hedged exposure affects earnings.
The Company evaluates the hedge effectiveness of its derivatives designated as cash flow hedges at inception and on an on-going basis. Hedge ineffectiveness, if any, is recorded in earnings on the same line as the underlying transaction risk. When a derivative is no longer expected to be highly effective, hedge accounting is discontinued. Any gain or loss on derivatives designated as hedges that are terminated or discontinued is recorded in the “Net securities gains (losses)” component in the Consolidated Statements of Loss. For a derivative instrument that does not qualify, or is not designated, as a hedge, the change in fair value is recognized in “Transaction and operations support” in the Consolidated Statements of Loss.
Cash flows resulting from derivative financial instruments are classified in the same category as the cash flows from the items being hedged. The Company does not use derivative instruments for trading or speculative purposes.
Property and Equipment — Property and equipment includes agent equipment, communication equipment, computer hardware, computer software, leasehold improvements, office furniture and equipment, land and signs, and is stated at cost net of accumulated depreciation. Property and equipment, with the exception of land, is depreciated using a straight-line method over the lesser of the estimated useful lives or lease term. Land is not depreciated. The cost and related accumulated depreciation of assets sold or disposed of are removed from the financial statements, with the resulting gain or loss, if any, recognized under the caption “Occupancy, equipment and supplies” in the Consolidated Statement of Loss. Estimated useful lives by major asset category are generally as follows:

Agent equipment	3 years
Communication equipment	5 years
Computer hardware	3 years
Computer software	Lesser of the license term or 5 years
Leasehold improvements	Lesser of the lease term or 10 years
Office furniture and equipment	Lesser of the lease term or 7 years
Signage	3 years
For the years ended December 31, 2009 and 2008, software development costs of $9.8 million and $10.9 million, respectively, were capitalized. At December 31, 2009 and 2008, there is $35.5 million and $37.6 million, respectively, of unamortized software development costs included in property and equipment.
Tenant allowances for leasehold improvements are capitalized as leasehold improvements upon completion of the improvement and depreciated over the shorter of the remaining term of the lease or 10 years.

Intangible Assets and Goodwill — Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations and is assigned to the reporting unit in which the acquired business will operate. Intangible assets are recorded at their estimated fair value at the date of acquisition or at cost if internally developed. Goodwill and intangible assets with indefinite lives are not amortized, but are instead subject to impairment testing. Intangible assets with finite lives are amortized using a straight-line method over their respective useful lives as follows:

Customer lists	3-15 years
Patents	15 years
Non-compete agreements	3 years
Trademarks	36-40 years
Developed technology	5 years
Intangible assets and goodwill are tested for impairment annually in November of each fiscal year, or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill is tested for impairment using a fair-value based approach, and is assessed at the reporting unit level, or the lowest level for which discrete financial condition and operating results are available. The carrying value of the reporting unit is compared to its estimated fair value, with any excess of carrying value over fair value deemed to be an impairment. Intangible and other long-lived assets are tested for impairment by comparing the carrying value of the assets to the estimated future undiscounted cash flows to be generated by the asset. If an impairment is determined to exist for goodwill and intangible assets, the carrying value of the asset is reduced to the estimated fair value.
Payments on Long-Term Contracts — The Company makes payments to certain agents and financial institution customers as an incentive to enter into long-term contracts. The payments, or signing bonuses, are generally required to be refunded pro rata in the event of nonperformance under, or cancellation of, the contract by the customer. For contracts requiring payments to be refunded, the signing bonuses are capitalized and amortized over the life of the related contract as such costs are recoverable through future operations or, in the case of early termination, through penalties or refunds. Amortization of signing bonuses on long-term contracts is recorded in “Fee commissions expense” in the Consolidated Statements of Loss. The carrying values of the signing bonuses are reviewed annually or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Signing bonuses for contracts that do not require a refund in the event of nonperformance or cancellation are expensed upon payment in “Fee commissions expense” in the Consolidated Statements of Loss.
Income Taxes — The provision for income taxes is computed based on the pre-tax loss included in the Consolidated Statements of Loss. Deferred income taxes result from temporary differences between the financial reporting basis of assets and liabilities and their respective tax-reporting basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.
The Company adopted accounting guidance that addresses accounting for uncertainty in income taxes on January 1, 2007. The cumulative effect of applying this guidance was reported as a $22.0 million reduction to the opening balance of retained income. The liability for unrecognized tax benefits is recorded as a non-cash item in “Accounts payable and other liabilities” in the Consolidated Balance Sheets. The Company records interest and penalties for unrecognized tax benefits in “Income tax (benefit) expense” in the Consolidated Statements of Loss. See Note 15 — Income Taxes for further discussion.
Treasury Stock — Repurchased common stock is stated at cost and is presented as a separate reduction of stockholders’ deficit. See Note 13 — Stockholders’ Deficit for further discussion.
Foreign Currency Translation — The Company converts assets and liabilities of foreign operations to their United States dollar equivalents at rates in effect at the balance sheet dates, recording the translation adjustments in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets. Income statements of foreign operations are translated from the operation’s functional currency to United States dollar equivalents at the average exchange rate for the month. Foreign currency exchange transaction gains and losses are reported in “Transaction and operations support” in the Consolidated Statements of Loss.

Revenue Recognition — The Company derives revenue primarily through service fees charged to consumers and its investing activity. A description of these revenues and recognition policies is as follows:
•	Fee and other revenues primarily consist of transaction fees and foreign exchange revenue.
-	Transaction fees consist primarily of fees earned on money transfer, money order, bill payment and official check transactions. The money transfer transaction fees vary based on the principal value of the transaction and the locations in which these money transfers originate and to which they are sent. The money order and bill payment transaction fees are fixed fees charged on a per item basis. Transaction fees are recognized at the time of the transaction or sale of the product.

-	Foreign exchange revenue is derived from the management of currency exchange spreads on money transfer transactions involving different “send” and “receive” currencies. Foreign exchange revenue is recognized at the time the exchange in funds occurs.

-	Other revenue consists of processing fees on rebate checks and controlled disbursements, service charges on aged outstanding money orders, money order dispenser fees and other miscellaneous charges. These fees are recognized in earnings in the period the item is processed or earned.
•	Investment revenue is derived from the investment of funds generated from the sale of payment instruments, primarily official checks and money orders, and consists of interest income, dividend income and amortization of premiums and discounts. Interest and dividends are recognized as earned, with the exception of interest related to available-for-sale investments classified as “Other asset-backed securities.” For “Other asset-backed securities,” interest is recognized using the cost recovery method as described under the accounting policy for “Investments (substantially restricted).” Premiums and discounts on investments are amortized using a straight-line method over the life of the investment.

•	Securities gains and losses are recognized upon the sale, call or maturity of securities using the specific identification method to determine the cost basis of securities sold. Impairments are recognized in the period the security is deemed to be other-than-temporarily impaired. Unrealized gains and losses resulting from changes in the fair value of trading investments and put options related to trading investments are recognized in the period in which the change occurs.
Fee Commissions Expense — The Company pays fee commissions to third-party agents for money transfer and bill payment services. In a money transfer transaction, both the agent initiating the transaction and the agent disbursing the funds receive a commission that is generally based on a percentage of the fee charged to the customer. The Company generally does not pay commissions to agents on the sale of money orders. Fee commissions are recognized at the time of the transaction. Fee commissions expense also includes the amortization of capitalized signing bonuses.
Investment Commissions Expense — Investment commissions expense includes amounts paid to financial institution customers based upon average outstanding balances generated by the sale of official checks, as well as costs associated with interest rate swaps hedging commission payments and the sale of receivables program. The Company terminated its interest rate swaps in the second quarter of 2008 as described in Note 7 — Derivative Financial Instruments and terminated its sale of receivable program in the first quarter of 2008. Commissions paid to financial institution customers generally are variable based on short-term interest rates. Investment commissions are recognized each month based on the average outstanding balances of each financial institution customer and their contractual variable rate for that month.
Marketing & Advertising Expense — Marketing and advertising costs are expensed as incurred or at the time the advertising first takes place. Marketing and advertising expense was $40.2 million, $52.9 million and $56.5 million for 2009, 2008 and 2007, respectively.
Stock-Based Compensation — All stock-based compensation awards are measured at fair value at the date of grant and expensed over their vesting or service periods. For awards meeting the criteria for equity treatment, expense is recognized using the straight-line method. For awards meeting the criteria for liability treatment, the fair value is remeasured at each period and the pro-rata portion of the expense is recognized using the straight-line method. See Note 14 — Stock-Based Compensation for further discussion of the Company’s stock-based compensation.

Earnings Per Share — The Company utilizes the two-class method for computing basic earnings per common share, which reflects the amount of undistributed earnings allocated to the common stockholders using the participation percentage of each class of stock. Undistributed earnings is determined as the Company’s net loss less dividends declared or accumulated on preferred stock less any preferred stock accretion. The undistributed earnings allocated to the common stockholders are divided by the weighted-average number of common shares outstanding during the period to compute basic earnings per common share. Diluted earnings per common share reflects the potential dilution that could result if securities or incremental shares arising out of the Company’s stock-based compensation plans and the outstanding shares of Series B Stock were exercised or converted into common stock. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method and the conversion of the Series B Stock using the if-converted method.
Potential common shares are excluded from the computation of diluted earnings per common share when the effect would be anti-dilutive. All potential common shares are anti-dilutive in periods of net loss available to common stockholders. Stock options are anti-dilutive when the exercise price of these instruments is greater than the average market price of the Company’s common stock for the period. The Series B Stock is anti-dilutive when the incremental earnings per share of Series B Stock on an if-converted basis is greater than the basic earnings per common share. Following are the potential common shares excluded from diluted earnings per common share as their effect would be anti-dilutive:

(Amounts in thousands)	2009	2008	2007

Shares related to stock options	21,636	3,577	1,495
Shares related to restricted stock	28	127	249
Shares related to preferred stock	381,749	337,637	—

Shares excluded from the computation	403,413	341,341	1,744

Recent Accounting Pronouncements — In April 2009, the Financial Accounting Standards Board (“FASB”) issued guidance to make the other-than-temporary impairments guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. This guidance replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security and that it is more likely than not management will not have to sell the security before recovery of its cost basis. This guidance requires increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold, as well as increased disclosures regarding expected cash flows, credit losses and an aging of securities with unrealized losses. The Company adopted the guidance effective for the interim period ending June 30, 2009, with no material impact on its Consolidated Financial Statements as the Company has the intent to sell its securities which generated other-than-temporary impairments in 2009.
In June 2009, the FASB issued guidance which amends previously issued derecognition guidance for financial transfers of assets, eliminates the exemption from consolidation for qualifying SPEs and amends the consolidation guidance applicable to variable interest entities. This guidance will be effective for any financial transfers completed by the Company after January 1, 2010, and for consolidated financial statements prepared subsequent to December 31, 2009. The Company is currently evaluating the impact of this guidance on its Consolidated Financial Statements.
Note 4 — Acquisitions and Disposals
Blue Dolphin Financial Services N.V. — On February 5, 2010, the Company acquired Blue Dolphin Financial Services N.V. (“Blue Dolphin”), a former super-agent in the Netherlands, for a purchase price of $1.4 million and an earn-out potential of $1.4 million. The acquisition of Blue Dolphin provides the Company with the opportunity for further network expansion in the Netherlands and Belgium under the European Union Payment Services Directive and additional control over sales and marketing activities.
R. Raphaels & Sons PLC — On February 2, 2009, the Company acquired the French assets of R. Raphaels & Sons PLC (“Raphaels Bank”) for a purchase price of $3.2 million. The acquisition of Raphaels Bank provided the Company with five money transfer stores in and around Paris, France that have been integrated into its French retail operations.
The preliminary purchase price allocation as of December 31, 2009 includes $2.0 million of goodwill assigned to the Company’s Global Funds Transfer segment. The purchase price allocation is preliminary pending the completion of the valuation of fixed assets, intangible assets and deferred taxes and will be completed in the first quarter of 2010. The Company incurred $0.2 million of transaction costs related to this acquisition in 2008 which are included in the “Transaction and operations support” line in the

Consolidated Statements of Loss. The operating results of Raphaels Bank subsequent to the acquisition date are included in the Company’s Consolidated Statements of Loss. The financial impact of the acquisition is not material to the Consolidated Balance Sheets or Consolidated Statements of Loss.
FSMC, Inc. — On May 15, 2009, the Company’s subsidiary FSMC, Inc. (“FSMC”), entered into an asset purchase agreement with Solutran, Inc. to sell certain assets and rights for a price of $4.5 million. As a result of the sale, which was completed in the third quarter of 2009, the Company recorded an impairment charge of $0.6 million to write off goodwill associated with FSMC. This impairment charge is recorded in the “Transaction and operations support” line in the Consolidated Statements of Loss. The operating results of FSMC are not material to the Company’s Consolidated Statements of Loss and the assets and liabilities are not material to the Company’s Consolidated Balance Sheets. FSMC is included in the Company’s “Other” results for segment reporting purposes.
ACH Commerce — After evaluating the Company’s market opportunity for certain of its electronic payment services, the Company announced a decision in December 2008 to exit the ACH Commerce business. In connection with this decision, the Company recognized an impairment charge of $8.8 million to write off the goodwill associated with ACH Commerce. In the third quarter of 2009, the Company recorded an impairment charge of $1.4 million on its proprietary software related to ACH Commerce. The impairment charge was recorded in the “Transaction and operations support” line in the Consolidated Statements of Loss. ACH Commerce is not material to the Consolidated Statements of Loss or the Consolidated Balance Sheets. ACH Commerce is included in the Company’s “Other” results for segment reporting purposes.
MoneyCard World Express, S.A. and Cambios Sol S.A. — In July 2008, the Company acquired MoneyCard World Express, S.A. (“MoneyCard”) and Cambios Sol S.A. (“Cambios Sol”), two of its former super-agents in Spain, for purchase prices of $3.4 million and $4.5 million, respectively, including cash acquired of $1.4 million and $4.1 million, respectively. The acquisition of these money transfer entities provided the Company with a money transfer license in Spain, as well as the opportunity for further network expansion and more control over marketing and promotional activities in the region.
In 2009, the Company finalized its purchase price allocation, resulting in goodwill of $4.3 million assigned to the Company’s Global Funds Transfer segment and $1.4 million of intangible assets. The intangible assets consist primarily of customer lists and developed technology and are being amortized over useful lives ranging from three to five years. In addition, the Company recognized an indefinite life intangible asset of $0.6 million relating to the money transfer license. The purchase price allocation includes $0.5 million of transaction costs. The operating results of MoneyCard and Cambios Sol subsequent to the acquisition dates are included in the Company’s Consolidated Statements of Loss. The financial impact of the acquisitions is not material to the Consolidated Balance Sheets or Consolidated Statements of Loss.
PropertyBridge, Inc. — On October 1, 2007, the Company acquired PropertyBridge, Inc. (“PropertyBridge”) for $28.1 million. PropertyBridge is a provider of electronic payment processing services for the real estate management industry and offers a complete solution to the resident payment cycle, including the ability to electronically accept security deposits and rent payments. Residents can pay rent online, by phone or in person and set up recurring payments. PropertyBridge is a component of the Company’s Global Funds Transfer segment.
In 2007, the Company finalized its purchase price allocation, resulting in goodwill of $24.1 million assigned to the Company’s Global Funds Transfer segment and intangible assets of $6.0 million, consisting primarily of customer lists, developed technology and a non-compete agreement. The intangible assets are being amortized over useful lives ranging from three to 15 years. The potential earn-out payment of up to $10.0 million contingent on PropertyBridge’s performance during 2008 was not achieved. The purchase price allocation included $0.2 million of transaction costs. The operating results of PropertyBridge subsequent to October 1, 2007 are included in the Company’s Consolidated Statements of Loss. The financial impact of the acquisition is not material to the Consolidated Balance Sheets or Consolidated Statements of Loss.
Game Financial Corporation — During 2007, the Company paid $3.3 million in connection with the settlement of a contingency in the Sales and Purchase Agreement related to the continued operations of Game Financial Corporation, which was sold in 2004, with one casino. The Company recognized a loss from discontinued operations of $0.3 million in the Consolidated Statements of Loss in 2007, representing the recognition of a deferred tax asset valuation allowance, partially offset by the reversal of the remaining liability.
Other Disposals — During 2009, the Company decided to sell its corporate airplane. In connection with this decision, the Company recognized a $7.0 million impairment in the “Transaction and operations support” line in the Consolidated Statements of Loss.

Note 5 — Fair Value Measurement
The Company records certain of its assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, or the exit price, in an orderly transaction between market participants on the measurement date. A three-level hierarchy is used for fair value measurements based upon the observability of the inputs to the valuation of an asset or liability as of the measurement date. Under the hierarchy, the highest priority is given to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1), followed by observable inputs (Level 2) and unobservable inputs (Level 3). A financial instrument’s level within the hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Following is a description of the Company’s valuation methodologies for assets and liabilities measured at fair value:
Investments — For United States government agencies and residential mortgage-backed securities collateralized by United States government agency securities, fair value measures are generally obtained from independent sources, including a pricing service. As market quotes are generally not readily available or accessible for these specific securities, the pricing service generally measures fair value through the use of pricing models and observable inputs for similar assets and market data. Accordingly, these securities are classified as Level 2 financial instruments. The Company periodically corroborates the valuations provided by the pricing service through internal valuations utilizing externally developed cash flow models, comparison to actual transaction prices for any sold securities and any broker quotes received on the same security.
For other asset-backed securities, investments in limited partnerships and trading investments, market quotes are generally not available. If available, the Company will utilize a fair value measurement from a pricing service. The pricing service utilizes a pricing model based on market observable data and indices, such as quotes for comparable securities, yield curves, default indices, interest rates and historical prepayment speeds. If a fair value measurement is not available from the pricing service, the Company will utilize a broker quote if available. Due to a general lack of transparency in the process that the brokers use to develop prices, most valuations that are based on brokers’ quotes are classified as Level 3. If no broker quote is available, or if such quote cannot be corroborated by market data or internal valuations, the Company will perform internal valuations utilizing externally developed cash flow models. These pricing models are based on market observable spreads and, when available, observable market indices. The pricing models also use inputs such as the rate of future prepayments and expected default rates on the principal, which are derived by the Company based on the characteristics of the underlying structure and historical prepayment speeds experienced at the interest rate levels projected for the underlying collateral. The pricing models for certain asset-backed securities also include significant non-observable inputs such as internally assessed credit ratings for non-rated securities, combined with externally provided credit spreads. Observability of market inputs to the valuation models used for pricing certain of the Company’s investments deteriorated with the disruption to the credit markets as overall liquidity and trading activity in these sectors has been substantially reduced. Accordingly, securities valued using a pricing model have consistently been classified as Level 3 financial instruments.
Derivatives — Derivatives consist of interest rate swaps, foreign currency forward contracts and embedded derivatives contained in the Series B Stock. As the Company’s derivative agreements are not exchange traded, the valuations are determined using pricing models with inputs that are observable in the market or that can be derived principally from, or corroborated by, observable market data. The Company’s derivative agreements related to interest rate swaps and foreign currency forward contracts are well-established products, allowing the use of pricing models that are widely accepted in the industry. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as the price of the Company’s common stock, interest rates, volatility, credit spreads and the credit quality of the counterparty. For the interest rate swaps and forward contracts, these models do not contain a high level of subjectivity as the methodologies used in the models do not require significant judgment and the inputs are readily observable. Accordingly, the Company has classified its interest rate swaps and forward contracts as Level 2 financial instruments. The fair value of the embedded derivatives is estimated using a partial differential equation methodology and, to the extent possible, market observable or market corroborated data. However, certain assumptions, particularly the future volatility of the Company’s common stock price, are subjective as market data is either unobservable or may not be available on a consistent basis. Given the significance of the future volatility to the fair value estimate, the Company has classified its embedded derivatives as Level 3 financial instruments.
Other Financial Instruments — Other financial instruments consist of put options related to trading investments. The fair value of the put options is estimated using the expected cash flows from the instruments assuming their exercise in June 2010. These cash flows are discounted at a rate corroborated by market data for a financial institution comparable to the put option counter-party, as well as the Company’s interest rate on its Notes. The discounted cash flows of the put options are then reduced by the estimated fair value of the related trading investments. Given the subjectivity of the discount rate and the estimated fair value of the trading investments, the Company has classified its put options related to trading investments as Level 3 financial instruments. The fair value of the put options is remeasured each period, with the change in fair value recognized in earnings.

Debt — Debt is carried at amortized cost; however, the Company estimates the fair value of debt for disclosure purposes. The fair value of debt is estimated using market quotations, where available, credit ratings, observable market indices and other market data. As of December 31, 2009, the fair value of Tranche A and Tranche B under the Senior Facility is estimated at $94.7 million and $199.0 million, respectively. As of December 31, 2009, the fair value of the Second Lien Notes is estimated at $492.5 million.
The Company had no financial liabilities recorded at fair value as of December 31, 2009 and 2008. Following are the Company’s financial assets recorded at fair value by hierarchy level as of December 31:

	2009
(Amounts in thousands)	Level 1	Level 2	Level 3	Total

Trading investments and related put options (substantially restricted)	$—	$—	$26,951	$26,951
Available-for-sale investments (substantially restricted):
United States government agencies	—	7,715	—	7,715
Residential mortgage-backed securities — agencies	—	268,830	—	268,830
Other asset-backed securities	—	—	22,088	22,088

Total financial assets	$—	$276,545	$49,039	$325,584

	2008
(Amounts in thousands)	Level 1	Level 2	Level 3	Total

Trading investments and related put options (substantially restricted)	$—	$—	$47,990	$47,990
Available-for-sale investments (substantially restricted):
United States government agencies	—	17,449	—	17,449
Residential mortgage-backed securities — agencies	—	391,797	—	391,797
Other asset-backed securities	—	—	29,528	29,528

Total financial assets	$—	$409,246	$77,518	$486,764

The table below provides a roll-forward of the financial assets classified in Level 3 which are measured at fair value on a recurring basis for the years ended December 31:

	2009			2008
	Trading		Total	Trading		Total
	Investments	Other	Level 3	Investments	Other	Level 3
	and Related	Asset-Backed	Financial	and Related	Asset-Backed	Financial
(Amounts in thousands)	Put Options	Securities	Assets	Put Options	Securities	Assets

Beginning balance	$47,990	$29,528	$77,518	$62,105	$2,478,832	$2,540,937
Issuance of put options	—	—	—	24,114	—	24,114
Sales and settlements	—	—	—	—	(2,355,014)	(2,355,014)
Realized gains	7,557	—	7,557	—	—	—
Realized losses	—	(2)	(2)	—	(13,760)	(13,760)
Principal paydowns	(32,900)	(6,417)	(39,317)	—	(16,073)	(16,073)
Other-than-temporary impairments	—	(4,069)	(4,069)	—	(70,274)	(70,274)
Unrealized gains — instruments still held at the reporting date	4,304	4,557	8,861	2,391	5,817	8,208
Unrealized losses — instruments still held at the reporting date	—	(1,509)	(1,509)	(40,620)	—	(40,620)

Ending balance	$26,951	$22,088	$49,039	$47,990	$29,528	$77,518

There were no financial liabilities classified in Level 3 for the year ended December 31, 2009. The table below provides a roll-forward for the year ended December 31, 2008 of the financial liabilities classified in Level 3.

	2008
			Total
	Embedded	Derivative	Level 3
	Derivatives in	Financial	Financial
(Amounts in thousands)	Preferred Stock	Instruments	Liabilities

Beginning balance	$—	$28,723	$28,723
Issuance of preferred stock	54,797	—	54,797
Valuation losses	16,030	973	17,003
Cash settlement of derivatives upon termination	—	(29,696)	(29,696)
Reversal of liability to Additional paid-in capital	(70,827)	—	(70,827)

Ending balance	$—	$—	$—

Note 6 — Investment Portfolio
The Company’s portfolio is invested in cash and cash equivalents, trading investments and available-for-sale investments, all of which are substantially restricted as described in Note 3 — Summary of Significant Accounting Policies. Components of the investment portfolio as of December 31, were as follows:

(Amounts in thousands)	2009	2008

Cash	$1,243,060	$1,575,601
Money markets	1,933,764	1,626,788
Time deposits	400,000	874,992
Certificate of deposit	200,000	—

Cash and cash equivalents	3,776,824	4,077,381
Trading investments and related put options	26,951	47,990
Available-for-sale investments	298,633	438,774

Total investment portfolio	$4,102,408	$4,564,145

Cash and Cash Equivalents — Cash and cash equivalents consist of cash, money-market securities, time deposits and a certificate of deposit. Cash primarily consists of interest-bearing deposit accounts and non-interest bearing transaction accounts. The Company’s money-market securities are invested in eight funds, all of which are AAA rated and consist of United States Treasury bills, notes or other obligations issued or guaranteed by the United States government and its agencies, as well as repurchase agreements secured by such instruments. The time deposits have maturities of six months or less and are issued from financial institutions that are rated AA as of the date of this filing. The certificate of deposit has a maturity of one year and is issued from an institution that is rated AA as of the date of this filing.
Trading Investments and Related Put Options — As of December 31, 2008, trading investments consisted of three securities: an auction rate security collateralized by commercial paper with a rating of A-1/P-1 and original maturities of less than 28 days; an auction rate security collateralized by perpetual preferred stock issued by the monoline insurer and paying a discretionary dividend; and perpetual preferred stock of a monoline insurer paying a discretionary dividend. The Company also held three put options which, beginning in June 2010, allow the Company to put each trading security back at par to the trading firm that originally sold the security to the Company. Under the November 2008 buy-back program that generated the put options, the trading firm also had the right to call the related security at any time at par plus accrued interest. The Company has received all contractual interest payments, including the penalty rate payments, related to its trading investments.
Two trading investments were called at par during 2009, resulting in a $7.6 million gain recorded in “Net securities gains (losses)”, net of the reversal of the related put options. The fair value of the remaining trading investment is $11.8 million on a par value of $29.4 million as of December 31, 2009, which is unchanged from the prior year. The fair value of the related put option is $15.2 million, reflecting a valuation gain of $4.3 million from the passage of time. The put option will continue to be remeasured each period through earnings. In February 2010, the remaining trading investment was called at par.
The fair value of the trading investments as of December 31, 2008 was $21.5 million on a par value of $62.3 million. The fair value of the put options was $26.5 million as of December 31, 2008. The Company recorded a net valuation loss on its trading investments and related put options of $14.1 million during the year ended December 31, 2008 due to market concerns regarding the capital position of the monoline insurers and their intent to pay dividends on their preferred stock.
Available-for-sale Investments — Available-for-sale investments consist of mortgage-backed securities, asset-backed securities and agency debenture securities. After other-than-temporary impairment charges, the amortized cost and fair value of available-for-sale investments are as follows at December 31:

	2009
		Gross	Gross		Net
	Amortized	Unrealized	Unrealized	Fair	Average
(Amounts in thousands, except net average price)	Cost	Gains	Losses	Value	Price

Residential mortgage-backed securities — agencies	$259,563	$9,296	$(29)	$268,830	$104.13
Other asset-backed securities	15,706	6,382	—	22,088	3.74
United States government agencies	6,854	861	—	7,715	85.72

Total	$282,123	$16,539	$(29)	$298,633	$34.84

	2008
		Gross	Gross		Net
	Amortized	Unrealized	Unrealized	Fair	Average
(Amounts in thousands, except net average price)	Cost	Gains	Losses	Value	Price

Residential mortgage-backed securities — agencies	$385,276	$6,523	$(2)	$391,797	$102.37
Other asset-backed securities	27,703	1,825	—	29,528	4.43
United States government agencies	16,463	986	—	17,449	91.84

Total	$429,442	$9,334	$(2)	$438,774	$41.05

Gains and Losses and Other-Than-Temporary Impairments — At December 31, 2009 and 2008, net unrealized gains of $16.5 million and $9.3 million, respectively, are included in the Consolidated Balance Sheets in “Accumulated other comprehensive loss.” No deferred tax liability is currently recognized for the net unrealized gains due to the deferred tax position described in Note 15 — Income Taxes. During 2009, 2008 and 2007, losses of $4.1 million, $326.6 million and $1,189.6 million, respectively, were reclassified from “Accumulated other comprehensive loss” to earnings in connection with the sale, maturity or pay-down of the underlying securities and other-than-temporary impairments recognized during the year. Net securities gains (losses) were as follows for the year ended December 31:

(Amounts in thousands)	2009	2008	2007

Gross realized gains	$—	$34,200	$5,611
Gross realized losses	(2)	(290,498)	(1,962)
Other-than-temporary impairments	(4,069)	(70,274)	(1,193,210)

Net securities losses from available-for-sale investments	(4,071)	(326,572)	(1,189,561)
Unrealized gains (losses) from trading investments and related put options	4,304	(14,116)	(195)
Realized gains from trading investments and related put options	7,557	—	—

Net securities gains (losses)	$7,790	$(340,688)	$(1,189,756)

The Company realigned its investment portfolio during the first quarter of 2008, resulting in the sale of securities with a fair value of $3.2 billion (after other-than-temporary impairment charges) for proceeds of $2.9 billion and a net realized loss of $256.3 million. The net realized loss was the result of further deterioration in the markets during the first quarter of 2008 and the short timeframe over which the Company sold its securities. Proceeds from the sales were reinvested in cash and cash equivalents to supplement the Company’s assets in excess of payment service obligations. Other-than-temporary impairment charges of $70.3 million during 2008 were the result of further deterioration in the markets. The Company continues to have the intent to sell its investments classified as “Other asset-backed securities.”
At December 31, 2009 and 2008, approximately 93 percent of the available-for-sale portfolio is invested in debentures of United States government agencies or securities collateralized by United States government agency debentures. These securities have always had the implicit backing of the United States government. During 2008, the United States government took action to place certain agencies under conservatorship and provide unlimited lines of credit through the United States Treasury. These actions served to provide greater comfort to the market regarding the intent of the United States government to back the securities issued by its agencies. The Company expects to receive full par value of the securities upon maturity or pay-down, as well as all interest payments. The “Other asset-backed securities” continue to have market exposure. The Company has factored this risk into its fair value estimates, with the average price of an asset-backed security at $0.04 per dollar of par at December 31, 2009.
Investment Ratings — In rating the securities in its investment portfolio, the Company uses ratings from Moody’s Investor Service (“Moody’s”), Standard & Poors (“S&P”) and Fitch Ratings (“Fitch”). If the rating agencies have split ratings, the Company uses the highest rating from either Moody’s or S&P for disclosure purposes. Securities issued or backed by United States government agencies are included in the AAA rating category. Investment grade is defined as a security having a Moody’s equivalent rating of Aaa, Aa, A or Baa or an S&P or Fitch equivalent rating of AAA, AA, A or BBB. The Company’s investments at December 31 consisted of the following ratings:

	2009			2008
	Number of	Fair	Percent of	Number of		Percent of
(Dollars in thousands)	Securities	Value	Investments	Securities	Fair Value	Investments

AAA, including United States agencies	34	$276,215	92%	42	$409,672	94%
AA	—	—	0%	3	5,064	0%
A	1	415	0%	5	2,919	1%
BBB	1	1,842	1%	2	543	0%
Below investment grade	69	20,161	7%	68	20,576	5%

Total	105	$298,633	100%	120	$438,774	100%

Had the Company used the lowest rating from either Moody’s or S&P in the information presented above, investments rated A or better would have remained the same as of December 31, 2009 and been reduced by $3.5 million as of December 31, 2008.
Contractual Maturities — The amortized cost and fair value of available-for-sale securities at December 31, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations, sometimes without call or prepayment penalties. Maturities of mortgage-backed and other asset-backed securities depend on the repayment characteristics and experience of the underlying obligations.

	2009		2008
	Amortized	Fair	Amortized	Fair
(Amounts in thousands)	Cost	Value	Cost	Value

After one year through five years	$6,854	$7,715	$1,003	$1,073
After five years through ten years	—	—	15,460	16,376
Mortgage-backed and other asset-backed securities	275,269	290,918	412,979	421,325

Total	$282,123	$298,633	$429,442	$438,774

Fair Value Determination — The Company uses various sources of pricing for its fair value estimates of its available-for-sale portfolio. The percentage of the portfolio for which the various pricing sources were used is as follows at December 31, 2009 and 2008: 91 percent and 93 percent, respectively, used a third party pricing service; 4 percent and 3 percent, respectively, used broker pricing; and 5 percent and 4 percent, respectively, used internal pricing.
Assessment of Unrealized Losses — At December 31, 2009 and 2008, the Company had nominal unrealized losses in its available-for-sale portfolio, with no unrealized losses aged 12 months or more, after the recognition of other-than-temporary impairment charges.
Note 7 — Derivative Financial Instruments
The Company uses forward contracts to hedge income statement exposure to foreign currency exchange risk arising from its assets and liabilities denominated in foreign currencies. While these contracts economically hedge foreign currency risk, they are not designated as hedges for accounting purposes. The “Transaction and operations support” line in the Consolidated Statements of Loss reflects losses of $5.3 million, $5.5 million and $1.5 million in 2009, 2008 and 2007, respectively, from the effect of changes in foreign exchange rates on foreign-denominated receivables and payables, which is net of a loss of $5.2 million, a gain of $4.3 million and a loss of $8.3 million from the related forward contracts for 2009, 2008 and 2007, respectively. As of December 31, 2009 and 2008, the Company had $59.4 million and $98.4 million, respectively, of outstanding notional amounts relating to its forward contracts.
At December 31, the Company reflects the following fair values of derivative forward contract instruments in its Consolidated Balance Sheets:

	Balance Sheet	Derivative Assets		Derivative Liabilities
(Amounts in thousands)	Location	2009	2008	2009	2008

Forward contracts	Other assets	$5,361	$3,765	$29	$2,512

The Company is exposed to credit loss in the event of non-performance by counterparties to its derivative contracts. Collateral generally is not required of the counterparties or of the Company. In the unlikely event a counterparty fails to meet the contractual terms of the derivative contract, the Company’s risk is limited to the fair value of the instrument. The Company actively monitors its exposure to credit risk through the use of credit approvals and credit limits, and by selecting major international banks and financial institutions as counterparties. The Company has not had any historical instances of non-performance by any counterparties, nor does it anticipate any future instances of non-performance.
Historically, the Company entered into foreign currency forward contracts of 12 months to hedge forecasted foreign currency money transfer transactions. The Company designated these forward contracts as cash flow hedges. The Company recognized a $2.4 million gain and a $2.8 million loss for the years ended December 31, 2009 and 2008, respectively, in the “Fee and other revenue” line of the Consolidated Statements of Loss, including $0.8 million of unrealized gains and $2.2 million of unrealized losses reclassified from “Accumulated other comprehensive loss” upon the final settlement of these cash flow hedges for the years ending December 31, 2009 and 2008. As of December 31, 2008, the Company had $0.8 million of unrealized gains on its cash flow hedges recorded in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets. The notional amount of outstanding cash flow hedges as of December 31, 2008 was $18.1 million, all of which matured in 2009. There were no outstanding cash flow hedges as of December 31, 2009.

The Company historically used interest rate swaps to hedge the variability of cash flows from its floating rate debt, as well as its floating rate commission payments to financial institution customers in the Financial Paper Products segment, primarily relating to the official check product. In connection with its restructuring of the official check business in 2008, the Company terminated certain of its financial institution customer relationships. The termination of the relationships led the Company to discontinue hedge accounting treatment in 2008 as the forecasted transaction would no longer occur. The commission swaps were terminated in 2008, resulting in a $27.7 million loss being recognized in “Investment commissions expense” in the Consolidated Statements of Loss. Additionally, as described in Note 10 — Debt, the Company’s Senior Facility was deemed extinguished as a result of the modifications made to the Senior Facility in connection with the recapitalization. As a result, the Company discontinued hedge accounting treatment of its debt swap and terminated the swap in 2008. As a result of the swap termination, the Company recognized a $2.0 million loss in “Interest expense” in the Consolidated Statements of Loss.
As described in Note 12 — Mezzanine Equity, the B Stock contains a conversion option allowing the stockholder to convert the B Stock into shares of common stock. As the Certificate of Designation for the B Stock does not explicitly state that a net-cash settlement is not required in the event the Company has insufficient shares of common stock to effect a conversion, guidance from the Securities and Exchange Commission (the “SEC”) requires the Company to presume a net-cash settlement would be required. As a result, the conversion option met the definition of an embedded derivative requiring bifurcation and liability accounting treatment to the extent the Company did not have sufficient shares to effect a full conversion. As of March 31, 2008 and June 30, 2008, the Company had a shortfall of committed and authorized common stock, requiring the Company to recognize an embedded derivative. On August 11, 2008, the Investors and the Company formally clarified that the provisions of the B Stock do not allow the Investors to require the Company to net-cash settle the conversion option if the Company does not have sufficient shares of common stock to effect a conversion. Effective with this agreement, the B Stock conversion option no longer met the criteria for an embedded derivative requiring bifurcation and liability accounting treatment. Accordingly, the Company remeasured the liability through August 11, 2008 and then recorded the liability to “Additional paid-in capital” in the third quarter of 2008. The increase in the fair value of the liability from the issuance of the B Stock through August 11, 2008 of $16.0 million was recognized in the “Valuation loss on embedded derivatives” line in the Consolidated Statements of Loss. There will be no further impact to the Company’s Consolidated Statements of Loss as no further remeasurement of the conversion option is required.
The Series B Stock also contains a change of control redemption option which, upon exercise, requires the Company to cash settle the par value of the Series B Stock and any accumulated unpaid dividends at a 1 percent premium. As the cash settlement is made at a premium, the change of control redemption option meets the definition of an embedded derivative requiring bifurcation and liability accounting treatment. The fair value of the change of control redemption option was de minimus as of December 31, 2009 and 2008.
Note 8 — Property and Equipment
Property and equipment consists of the following at December 31:

(Amounts in thousands)	2009	2008

Land	$2,907	$2,907
Office furniture and equipment	38,871	45,053
Leasehold improvements	21,378	18,522
Agent equipment	78,973	92,124
Signage	51,584	46,808
Computer hardware and software	186,601	179,408

	380,314	384,822
Accumulated depreciation	(252,342)	(228,559)

Total property and equipment	$127,972	$156,263

Depreciation expense for the year ended December 31 is as follows:

(Amounts in thousands)	2009	2008	2007

Office furniture and equipment	$4,600	$4,055	$4,131
Leasehold improvements	3,526	2,593	1,728
Agent equipment	11,449	10,393	8,585
Signage	10,891	11,558	9,814
Computer hardware and software	23,351	23,692	23,415

Total depreciation expense	$53,817	$52,291	$47,673

At December 31, 2009 and 2008, there was $1.2 million and $2.6 million, respectively, of property and equipment that had been received by the Company and included in “Accounts payable and other liabilities” in the Consolidated Balance Sheets.
The Company recognized a $7.0 million impairment charge in 2009 in connection with its decision to sell its corporate airplane. The Company also fully impaired $1.4 million of software related to its ACH Commerce business based on changes in its exit plan. During 2008 and 2007, the Company decided to discontinue certain software development projects and recognized an impairment charge of $0.9 million and $0.2 million, respectively. All impairment charges are included in the “Transaction and operations support” line in the Consolidated Statement of Loss.
Note 9 — Intangible Assets and Goodwill
Intangible assets at December 31 consist of the following:

	2009			2008
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
(Amounts in thousands)	Value	Amortization	Value	Value	Amortization	Value

Amortized intangible assets:
Customer lists	$15,307	$(9,130)	$6,177	$29,465	$(17,486)	$11,979
Non-compete agreements	200	(150)	50	3,417	(2,840)	577
Trademarks and license	597	(1)	596	981	(150)	831
Developed technology	1,519	(662)	857	1,519	(358)	1,161

Total intangible assets	$17,623	$(9,943)	$7,680	$35,382	$(20,834)	$14,548

In 2009, the Company recorded impairment charges of $3.6 million related to customer lists and trademarks associated with its retail money order business. Intangible impairment charges are included in the “Transaction and operations support” line of the Consolidated Statements of Loss. No impairments of intangible assets were identified during 2008 and 2007. In connection with the acquisitions of MoneyCard and Cambios Sol in 2008, the Company recorded intangible assets of $1.4 million for customer lists, developed technology and a money transfer license.
Intangible asset amortization expense for 2009, 2008 and 2007 was $3.3 million, $4.4 million and $4.3 million, respectively. The estimated future intangible asset amortization expense is $2.3 million, $1.2 million, $0.7 million, $0.4 million and $0.3 million for 2010, 2011, 2012, 2013 and 2014, respectively.
Following is a roll-forward of goodwill by reporting segment:

	Global Funds Transfer		Financial Paper Products		Other
	2009	2008	2009	2008	2009	2008

Balance at beginning of year:
Goodwill	$426,794	$422,487	$2,487	$2,487	$20,220	$20,220
Accumulated impairment charges	—	—	—	—	(15,164)	(6,355)

	426,794	422,487	2,487	2,487	5,056	13,865
Goodwill acquired	2,012	4,307	—	—	—	—
Impairment charge	(3,176)	—	(2,487)	—	(582)	(8,809)
Divestitures	—	—	—	—	(4,474)	—

Balance at end of year:
Goodwill	428,806	426,794	2,487	2,487	15,746	20,220
Accumulated impairment charges	(3,176)	—	(2,487)	—	(15,746)	(15,164)

	$425,630	$426,794	$—	$2,487	$—	$5,056

Goodwill acquired in 2009 relates to the acquisition of Raphaels Bank. Goodwill acquired in 2008 relates to the acquisitions of MoneyCard and Cambios Sol. Goodwill related to these acquisitions is not deductible for tax purposes.
In connection with the sale of FSMC in 2009, the Company recorded a charge of $0.6 million to impair goodwill that was in excess of the final sale price. In addition, goodwill was reduced by $4.5 million from the sale of FSMC. The Company also impaired $3.2 million of goodwill in 2009 in the Global Funds Transfer segment associated with a decision to discontinue certain bill payment product offerings. In 2008, the Company decided to wind-down the customer-facing operations of the business formerly known as

ACH Commerce after evaluating the market opportunity for certain of its electronic payment services. As a result, the Company recognized an impairment charge of $8.8 million in 2008 for the full amount of goodwill related to the ACH Commerce reporting unit. The FSMC and ACH Commerce reporting units are not components of the Global Funds Transfer and Financial Paper Products segments.
The Company performed an annual assessment of goodwill during the fourth quarters of 2009, 2008 and 2007. As a result of the 2009 annual assessment, it was determined that the fair value of the retail money order reporting unit, a component of the Financial Paper Products segment, was fully impaired. The Company recorded an impairment charge of $2.5 million to the Financial Paper Products segment in 2009, which was calculated as the excess of the implied fair value of the retail money order reporting unit over the carrying amount of goodwill. There were no impairments recognized in 2008 as a result of the annual impairment test. As a result of the 2007 annual assessment, it was determined that the fair value of the FSMC reporting unit was impaired. The Company recorded an impairment charge of $6.4 million to the FSMC reporting segment in 2007, which was calculated as the excess of the implied fair value over the carrying amount of goodwill. Goodwill impairment charges are included in the “Transaction and operations support” line of the Consolidated Statements of Loss.
Note 10 — Debt
Following is a summary of the outstanding debt at December 31:

	2009		2008
		Weighted-		Weighted-
		Average		Average
(Amounts in thousands)	Amount	Interest Rate	Amount	Interest Rate

Senior Tranche A Loan, due 2013	$100,000	5.75%	$100,000	6.33%
Senior Tranche B Loan, net of unamortized discount, due 2013	196,791	7.25%	233,881	7.78%
Senior revolving credit facility, due 2013	—	—	145,000	6.27%
Second lien notes, due 2018	500,000	13.25%	500,000	13.25%

Total debt	$796,791		$978,881

Senior Facility — On March 25, 2008, the Company’s wholly owned subsidiary MoneyGram Payment Systems Worldwide, Inc. (“Worldwide”) entered into a senior secured amended and restated credit agreement of $600.0 million with JPMorgan Chase Bank, N.A. (“JPMorgan”) as Administrative Agent for a group of lenders (the “Senior Facility”). The Senior Facility was composed of a $100.0 million tranche A term loan (“Tranche A”), a $250.0 million tranche B term loan (“Tranche B”) and a $250.0 million revolving credit facility, each of which matures in March 2013. Tranche B was issued by the Company at a discount of 93.5 percent, or $16.3 million, which was recorded as a reduction to the carrying value of Tranche B and is being amortized over the life of the debt using the effective interest method. A portion of the proceeds from the issuance of Tranche B was used to repay $100.0 million of the revolving credit facility on March 25, 2008.
The Company may elect an interest rate for the Senior Facility at each reset period based on the United States prime bank rate or the Eurodollar rate. The interest rate election may be made individually for each term loan and each draw under the revolving credit facility. For Tranche A and the revolving credit facility, the interest rate is either the United States prime bank rate plus 250 basis points or the Eurodollar rate plus 350 basis points. For Tranche B, the interest rate is either the United States prime bank rate plus 400 basis points or the Eurodollar rate plus 500 basis points. Under the terms of the Senior Facility, the interest rate determined using the Eurodollar index has a minimum rate of 2.50 percent. Fees on the daily unused availability under the revolving credit facility are 50 basis points. Substantially all of the Company’s non-financial assets are pledged as collateral for the loans under the Senior Facility, with the collateral guaranteed by the Company’s material domestic subsidiaries. The non-financial assets of the material domestic subsidiaries are pledged as collateral for these guarantees.
During 2009, the Company elected the United States prime bank rate as its interest basis, as compared to the Eurodollar rate in 2008. In 2009, the Company repaid the full $145.0 million outstanding under the revolving credit facility. As of December 31, 2009, the Company has $234.5 million of availability under the revolving credit facility, net of $15.5 million of outstanding letters of credit which reduce the amount available under the revolving credit facility. In addition to $1.9 million of mandatory quarterly payments, the Company prepaid $40.0 million of its Tranche B loan in December 2009. With this prepayment, all mandatory quarterly Tranche B payments have been fully prepaid through maturity. Amortization of the debt discount on Tranche B of $4.8 million and $2.0 million during 2009 and 2008, respectively, is recorded in “Interest expense” in the Consolidated Statements of Loss. The 2009 amortization includes a pro-rata write-off of $1.9 million as a result of the Tranche B prepayment.

Second Lien Notes — As part of the recapitalization, Worldwide issued $500.0 million of senior secured second lien notes to Goldman Sachs (the “Notes”), which will mature in March 2018. The interest rate on the Notes is 13.25 percent per year. Prior to March 25, 2011, the Company has the option to capitalize interest at a rate of 15.25 percent. If interest is capitalized, 0.50 percent of the interest is payable in cash and 14.75 percent is capitalized into the outstanding principal balance. The Company paid the interest through December 31, 2009 and anticipates that it will continue to pay the interest on the Notes for the foreseeable future.
Prior to the fifth anniversary, the Company may redeem some or all of the Notes at a price equal to 100 percent of the principal, plus any accrued and unpaid interest plus a premium equal to the greater of 1 percent or an amount calculated by discounting the sum of (a) the redemption payment that would be due upon the fifth anniversary plus (b) all required interest payments due through such fifth anniversary using the treasury rate plus 50 basis points. Starting with the fifth anniversary, the Company may redeem some or all of the Notes at prices expressed as a percentage of the outstanding principal amount of the Notes plus accrued and unpaid interest, starting at approximately 107 percent on the fifth anniversary, decreasing to 100 percent on or after the eighth anniversary. Upon a change of control, the Company is required to make an offer to repurchase the Notes at a price equal to 101 percent of the principal amount plus accrued and unpaid interest. The Company is also required to make an offer to repurchase the Notes with proceeds of certain asset sales that have not been reinvested in accordance with the terms of the Notes or have not been used to repay certain debt.
Inter-creditor Agreement — In connection with the above financing arrangements, the lenders under both the Senior Facility and the Notes entered into an inter-creditor agreement under which the lenders have agreed to waive certain rights and limit the exercise of certain remedies available to them for a limited period of time, both before and following a default under the financing arrangements.
364-Day Facility — On November 15, 2007, the Company entered into a $150.0 million revolving credit facility (the “364-Day Facility”) with JPMorgan. The Company did not borrow under the 364-Day Facility in 2007 or 2008. In connection with the recapitalization on March 25, 2008, the Company terminated the 364-Day Facility.
Debt Covenants and other restrictions — Borrowings under the Company’s debt agreements are subject to various covenants that limit the Company’s ability to: incur additional indebtedness; effect mergers and consolidations; sell assets or subsidiary stock; pay dividends and other restricted payments; invest in certain assets; and effect loans, advances and certain other transactions with affiliates. In addition, the Senior Facility has a covenant that places limitations on the use of proceeds from borrowings under the facility.
Both the Senior Facility and the Notes contain a financial covenant requiring the Company to maintain a minimum liquidity ratio of at least 1:1 for certain assets to outstanding payment service obligations. The Senior Facility also has two financial covenants referred to as the interest coverage ratio and senior secured debt ratio. The Company must maintain a minimum interest coverage ratio of 1.5:1 through September 30, 2010, 1.75:1 from December 31, 2010 through September 30, 2012 and 2:1 from December 31, 2012 through maturity. The senior secured debt ratio is not permitted to exceed 6:1 through September 30, 2010, 5.5:1 from December 31, 2010 through September 30, 2011, 5:1 from December 31, 2011 through September 30, 2012 and 4.5:1 from December 31, 2012 through maturity. At December 31, 2009, the Company is in compliance with its financial covenants.
Deferred Financing Costs — In connection with the waivers obtained on the Senior Facility and the 364-Day Facility during the first quarter of 2008, the Company capitalized financing costs of $1.5 million. The Company also capitalized $19.6 million and $33.4 million of financing costs for the amendment and restatement of the Senior Facility and the issuance of the Notes, respectively. These costs were capitalized in “Other assets” in the Consolidated Balance Sheets and are being amortized over the term of the related debt using the effective interest method.
Amortization of deferred financing costs recorded in “Interest expense” in the Consolidated Statements of Loss for the years ended December 31, 2009, 2008 and 2007 was $8.0 million, $5.5 million and $0.2 million, respectively. Amortization during 2009 includes $0.9 million for the write-off of a pro rata portion of deferred financing costs in connection with the prepayment on Tranche B. In connection with the modification of the Senior Facility in 2008, the Company recognized a debt extinguishment loss of $1.5 million, reducing deferred financing costs. In addition, the Company expensed $0.4 million of unamortized deferred financing costs upon the termination of the 364-Day Facility in 2008.
Interest Paid in Cash — The Company paid $94.4 million, $84.0 million and $11.6 million of interest in 2009, 2008 and 2007, respectively.
Maturities — Debt totaling $306.3 million will mature in 2013.

Note 11 — Pensions and Other Benefits
Pension Benefits — The Pension Plan is a frozen non-contributory funded defined benefit pension plan under which no new service or compensation credits are accrued by the plan participants. Cash accumulation accounts continue to be credited with interest credits until participants withdraw their money from the Pension Plan. It is the Company’s policy to fund the minimum required contribution each year.
Supplemental Executive Retirement Plans — The Company has obligations under various Supplemental Executive Retirement Plans (“SERPs”), which are unfunded non-qualified defined benefit pension plans providing postretirement income to their participants. Prior to 2009, all but one SERP was frozen to new participants and new benefits. Following a December 2009 amendment to two plans, all SERPs are now frozen. It is the Company’s policy to fund the SERPs as benefits are paid.
Postretirement Benefits Other Than Pensions — The Company has unfunded defined benefit postretirement plans that provide medical and life insurance for its participants. The Company amended the postretirement benefit plan to close it to new participants as of December 31, 2009. Current enrolled retirees, as well as three former employees who are eligible to enroll after their COBRA coverage ends, will remain eligible for coverage. The Company has determined that its postretirement benefit plan is actuarially equivalent to the Medicare Act and its application for determination of actuarial equivalence has been approved by the Medicare Retiree Drug Subsidy program. The Company’s funding policy is to make contributions to the postretirement benefits plans as benefits are paid.
Actuarial Valuation Assumptions — The measurement date for the Company’s defined benefit pension plan, SERPs and postretirement benefit plans is December 31. Following are the weighted-average actuarial assumptions used in calculating the benefit obligation and net benefit cost as of and for the years ended December 31:

	Pension and SERPs			Postretirement Benefits
	2009	2008	2007	2009	2008	2007

Net periodic benefit cost:
Discount rate	6.30%	6.50%	5.70%	6.30%	6.50%	5.70%
Expected return on plan assets	8.00%	8.00%	8.00%	—	—	—
Rate of compensation increase	5.75%	5.75%	5.75%	—	—	—
Initial healthcare cost trend rate	—	—	—	8.50%	9.00%	9.50%
Ultimate healthcare cost trend rate	—	—	—	5.00%	5.00%	5.00%
Year ultimate healthcare cost trend rate is reached	—	—	—	2013	2013	2013
Projected benefit obligation:
Discount rate	5.80%	6.30%	6.50%	5.80%	6.30%	6.50%
Rate of compensation increase	5.75%	5.75%	5.75%	—	—	—
Initial healthcare cost trend rate	—	—	—	9.50%	8.50%	9.00%
Ultimate healthcare cost trend rate	—	—	—	5.00%	5.00%	5.00%
Year ultimate healthcare cost trend rate is reached	—	—	—	2019	2013	2013
The Company utilizes a building-block approach in determining the long-term expected rate of return on plan assets. Historical markets are studied and long-term historical relationships between equity securities and fixed income securities are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, are evaluated before long-term capital market assumptions are determined. The long-term portfolio return also takes proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed for reasonableness and appropriateness.

The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care trends would have the following effects for 2009:

	One Percentage	One Percentage
(Amounts in thousands)	Point Increase	Point Decrease

Effect on total of service and interest cost components	$329	$(254)
Effect on postretirement benefit obligation	489	(403)
Pension Assets — The Company employs a total return investment approach whereby a mix of equities and fixed income securities are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. The investment portfolio contains a diversified blend of equity and fixed income securities. Furthermore, equity securities are diversified across United States and non-United States stocks, as well as growth, value, and small and large capitalizations. Other assets, such as real estate and cash, are used judiciously to enhance long-term returns while improving portfolio diversification. The Company strives to maintain an equity and fixed income securities allocation mix of approximately 60 percent and 40 percent, respectively. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews and annual liability measurements.
The Company’s weighted-average asset allocation for the defined benefit pension plan by asset category at the measurement date of December 31 is as follows:

	2009	2008

Equity securities	55.6%	57.8%
Fixed income securities	35.0%	32.9%
Real estate	5.5%	5.1%
Other	3.9%	4.2%

Total	100.0%	100.0%

The Company records its pension assets at fair value as described in Note 5 — Fair Value Measurement. Following are the Company’s financial assets recorded at fair value by hierarchy level as of December 31:

	2009
(Amounts in thousands)	Level 1	Level 2	Level 3	Total

Equity securities	$—	$57,244	$—	$57,244
Fixed income	5,008	30,978	—	35,986
Real estate	—	—	5,688	5,688
Other	2,298	1,692	—	3,990

Total financial assets	$7,306	$89,914	$5,688	$102,908

	2008
(Amounts in thousands)	Level 1	Level 2	Level 3	Total

Equity securities	$—	$55,202	$—	$55,202
Fixed income	12,661	18,790	—	31,451
Real estate	—	—	4,835	4,835
Other	2,175	1,888	—	4,063

Total financial assets	$14,836	$75,880	$4,835	$95,551

The Company’s pension plan assets include one security that the Company considers to be a Level 3 asset for valuation purposes. This security is an investment in a real estate joint venture and requires the use of unobservable inputs in its fair value measurement. The fair value of this asset as of December 31, 2009 and 2008 was $5.7 million and $4.8 million, respectively. The change in fair value of this asset resulted in an unrealized gain on the fair value of $0.9 million for 2009, with no change in fair value for 2008.

Plan Financial Information — Net periodic benefit expense (income) for the defined benefit pension plan and SERPs and postretirement benefit plans includes the following components for the years ended December 31:

	Pension and SERPs			Postretirement Benefits
(Amounts in thousands)	2009	2008	2007	2009	2008	2007

Service cost	$894	$1,069	$2,298	$572	$543	$697
Interest cost	12,659	12,678	11,900	837	822	837
Expected return on plan assets	(9,403)	(10,275)	(10,083)	—	—	—
Amortization of prior service cost (credit)	346	414	483	(352)	(352)	(294)
Recognized net actuarial loss	3,777	2,528	4,226	—	—	90
Curtailment (gain) loss	(1,535)	658	—	(12,804)	—	—

Net periodic benefit expense (income)	$6,738	$7,072	$8,824	$(11,747)	$1,013	$1,330

On January 1, 2008, the Company adopted a change in measurement date for its defined benefit pension plan and SERPs and the defined benefit postretirement benefit plans in accordance with applicable accounting guidance. The change in measurement date was adopted using the transition method of measuring its plan assets and benefit obligations as of January 1, 2008. Net periodic costs of $0.4 million for the period from the Company’s previous measurement date of November 30, 2007 through January 1, 2008 were recognized as a separate adjustment to “Retained loss,” net of tax. Changes in the fair value of the plan assets and benefit obligation for this period were recognized as an adjustment of $1.5 million to the opening balance of “Accumulated other comprehensive loss” in 2008.
The Company recognized a net $1.5 million curtailment gain in 2009 from the amendment of two SERPs and accumulated participant terminations. The amendment of the postretirement benefit plan resulted in a curtailment gain of $12.8 million in 2009. During 2008, the Company recorded a curtailment loss of $0.7 million under the SERPs related to the departure of the Company’s former chief executive officer and another executive officer. The postretirement benefits expense for 2009, 2008 and 2007 was reduced by less than $0.4 million due to subsidies received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Subsidies to be received under the Medicare Act in 2010 are not expected to be material.
Amounts recognized in other comprehensive income (loss) and net periodic benefit expense for the year ended December 31, 2009 are as follows:

	Pension and	Postretirement
	SERPs	Benefits

Net actuarial loss	$2,837	$3,086
Amortization of net actuarial loss	(3,777)	—
Amortization of prior service (cost) credit	(346)	352
Curtailment (gain) loss
Prior service costs	(2,124)	1,839
Net actuarial (gain) loss	(2,577)	(973)

Total recognized in other comprehensive income (loss)	$(5,987)	$4,304

Total recognized in net periodic benefit expense (income)	$6,738	$(11,747)

Total recognized in net periodic benefit expense (income) and other comprehensive income (loss)	$751	$(7,443)

The estimated net loss and prior service cost for the defined benefit pension plan and SERPs that will be amortized from “Accumulated other comprehensive loss” into “Net periodic benefit expense” during 2010 is $4.8 million ($3.0 million net of tax) and $0.1 million (less than $0.1 million net of tax), respectively. For the postretirement benefit plans, there will be no costs amortized from “Accumulated other comprehensive loss” into “Net periodic benefit expense” during 2010 as all plans are frozen.

The benefit obligation and plan assets, changes to the benefit obligation and plan assets, and the funded status of the defined benefit pension plan and SERPs and the postretirement benefit plans as of and for the year ended December 31 are as follows:

	Pension and SERPs		Postretirement Benefits
(Amounts in thousands)	2009	2008	2009	2008

Change in benefit obligation:
Benefit obligation at the beginning of the year	$207,454	$199,728	$13,416	$12,680
Service cost	894	1,069	572	543
Interest cost	12,659	12,678	837	822
Actuarial loss (gain)	9,352	6,280	2,018	(442)
Plan amendments	(6,236)	—	(11,937)	—
Adjustment for change in measurement date	—	490	—	68
Medicare Part D reimbursements	—	—	3	8
Benefits paid	(12,507)	(12,790)	(388)	(263)

Benefit obligation at the end of the year	$211,616	$207,455	$4,521	$13,416

Change in plan assets:
Fair value of plan assets at the beginning of the year	$95,551	$135,997	$—	$—
Actual return on plan assets	15,918	(30,626)	—	—
Employer contributions	3,946	3,636	388	263
Adjustment for change in measurement date	—	(666)	—	—
Benefits paid	(12,507)	(12,790)	(388)	(263)

Fair value of plan assets at the end of the year	$102,908	$95,551	$—	$—

Unfunded status at the end of the year	$(108,708)	$(111,904)	$(4,521)	$(13,416)

The pension plan’s unfunded status decreased by approximately 3 percent despite an increase in the benefit obligation as the fair value of the pension plan assets increased $7.4 million during the year. The unfunded status of the defined benefit pension plan was $43.0 million and the unfunded status of the SERPs was $65.7 million at December 31, 2009.
Following are the components recognized in the Consolidated Balance Sheets relating to the defined benefit pension plan and SERPs and the postretirement benefit plans at December 31:

	Pension and SERPs		Postretirement Benefits
(Amounts in thousands)	2009	2008	2009	2008

Components recognized in the Consolidated Balance Sheets:
Pension and other postretirement benefits liability	$(108,708)	$(111,904)	$(4,521)	$(13,416)
Deferred tax asset (liability)	34,691	36,966	264	(474)
Accumulated other comprehensive loss:
Unrealized losses (gains) for pension and postretirement benefits, net of tax	56,378	58,559	542	(791)
Prior service cost (credit) for pension and postretirement benefits, net of tax	223	1,754	—	(1,335)
The projected benefit obligation and accumulated benefit obligation for the defined benefit pension plan, SERPs and the postretirement benefit plans are in excess of the fair value of plan assets as shown below:

	Pension Plan		SERPs		Postretirement Benefits
(Amounts in thousands)	2009	2008	2009	2008	2009	2008

Projected benefit obligation	$145,933	$139,080	$65,683	$68,375	$4,521	$13,416
Accumulated benefit obligation	145,933	139,080	65,683	68,375	—	—
Fair value of plan assets	102,909	95,551	—	—	—	—
Estimated future benefit payments for the defined benefit pension plan and SERPs and the postretirement benefit plans are as follows:

(Amounts in thousands)	2010	2011	2012	2013	2014	2015-19

Pension and SERPs	$13,815	$13,886	$14,249	$13,946	$17,543	$79,514
Postretirement benefits	315	315	313	329	339	1,608
The Company has a minimum required contribution of approximately $2.6 million for the defined benefit pension plan in 2010, and will continue to make contributions to the SERPs and the postretirement benefit plans to the extent benefits are paid. Aggregate benefits paid for the unfunded plans are expected to be $4.4 million in 2010.

Employee Savings Plan — The Company has an employee savings plan that qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended. Contributions to, and costs of, the 401(k) defined contribution plan totaled $3.7 million, $3.7 million and $3.4 million in 2009, 2008 and 2007, respectively. MoneyGram does not have an employee stock ownership plan.
Deferred Compensation Plans — Under the Deferred Compensation Plan for Directors of MoneyGram International, Inc., non-employee directors were allowed to defer all or part of their retainers, fees and stock awards in the form of stock units or cash prior to 2009. In 2007, the plan was amended to require that a portion of the retainer received by non-employee directors be deferred in stock units. In 2008, the plan was amended to state that directors who join the Board on or after March 24, 2008 shall not be eligible to participate in the plan. Effective January 1, 2009, voluntary deferrals of director fees and stock unit retainers under the plan were permanently discontinued. Deferrals made prior to 2009 will remain in the plan until such amounts become distributable in accordance with the Director’s deferral elections. Under the Deferred Compensation Plan for Management, certain employees may defer their base compensation and incentive pay in the form of cash. In addition, the Company makes contributions to the participants’ accounts for profit sharing contributions beyond the IRS qualified plan limits. Management deferred accounts are generally payable on the deferral date based upon the timing and method elected by the participant. Deferred stock unit accounts are credited quarterly with dividend equivalents and will be adjusted in the event of a change in the Company’s capital structure from a stock split, stock dividend or other change. Deferred cash accounts are credited quarterly with interest at a long-term, medium-quality bond rate. Both deferred compensation plans are unfunded and unsecured, and the Company is not required to physically segregate any assets in connection with the deferred accounts. The Company has rabbi trusts associated with each deferred compensation plan which are funded through voluntary contributions by the Company. At December 31, 2009 and 2008, the Company had a liability related to the deferred compensation plans of $2.8 million and $2.6 million, respectively, recorded in the “Accounts payable and other liabilities” component in the Consolidated Balance Sheets. The rabbi trusts had a market value of $10.0 million and $9.2 million at December 31, 2009 and 2008, respectively, recorded in “Other assets” in the Consolidated Balance Sheets.
Note 12 — Mezzanine Equity
Preferred Stock — In connection with the recapitalization, the Company issued 495,000 shares of B Stock and 265,000 shares of B-1 Stock to the Investors for a purchase price of $495.0 million and $265.0 million, respectively. As a result of the issuance of the Series B Stock, the Investors had an equity interest of approximately 79 percent on March 25, 2008. With the accrual of dividends, the Investors had an equity interest of approximately 82 percent and 80 percent on December 31, 2009 and 2008, respectively. In addition, the Company capitalized $107.5 million of transaction costs, including $7.5 million paid through the issuance of 7,500 shares of B-1 Stock to Goldman Sachs. The B Stock is convertible into shares of common stock of the Company at a price of $2.50 per share, subject to adjustment. The B-1 Stock is convertible into B Stock by any stockholder other than Goldman Sachs. While held by Goldman Sachs, the B-1 Stock is convertible into Series D Participating Convertible Preferred Stock (“Series D Stock”), which is a non-voting common equivalent stock.
The Series B Stock pays a cash dividend of 10 percent. At the Company’s option, dividends may be accrued through March 25, 2013 at a rate of 12.5 percent in lieu of paying a cash dividend. If the Company is unable to pay the dividends in cash after March 25, 2013, dividends will accrue at a rate of 15 percent. The Company anticipates that it will accrue dividends on the Series B Stock for at least the next 12 months. While no dividends have been declared as of December 31, 2009, the Company has accrued dividends through a charge to “Additional paid-in capital” as accumulated and unpaid dividends are included in the redemption price of the Series B Stock. The Series B Stock also participates in any dividends declared on the common stock on an as-converted basis.
The Series B Stock may be redeemed at the option of the Company after March 25, 2013 if the common stock trades above $15.00, subject to adjustment, for a period of thirty consecutive trading days. The Series B Stock will be redeemable at the option of the Investors after March 25, 2018 or upon a change of control. As of December 31, 2009, the Company believes that it is not probable that the Series B Stock will become redeemable as (a) the contingencies for the change of control redemption option and the optional redemption by the Company are not met, and (b) these two contingencies may occur prior to the ability of the Investors to exercise their option to redeem. The B Stock votes as a class with the common stock of the Company and has a number of votes equal to (i) the number of shares of common stock issuable if all outstanding shares of B Stock were converted plus (ii) the number of shares of common stock issuable if all outstanding shares of B-1 Stock were converted into B Stock and subsequently converted into common stock.

The Series B Stock is recorded in the Company’s Consolidated Balance Sheets as “Mezzanine Equity” as it has redemption features not solely within the Company’s control. The conversion feature in the B Stock met the definition of an embedded derivative requiring bifurcation during a portion of 2008. The change of control redemption option contained in the Series B Stock meets the definition of an embedded derivative requiring bifurcation. The original fair value of the embedded derivatives of $54.8 million was recognized as a reduction of “Mezzanine equity.” See Note 7 — Derivative Financial Instruments for further discussion of the embedded derivatives in the Series B Stock. The Company capitalized transaction costs totaling $37.6 million and $17.2 million relating to the issuance of the B Stock and B-1 Stock, respectively, through a reduction of “Mezzanine Equity.” As it is probable the Series B Stock will become redeemable in 2018, these transaction costs, along with the discount recorded in connection with the embedded derivatives, will be accreted to the Series B Stock redemption value of $767.5 million plus any accumulated but unpaid dividends over a 10-year period using the effective interest method. Following is a summary of mezzanine equity activity:

			Series
(Amounts in thousands)	B Stock	B-1 Stock	B Stock

Balance at December 31, 2007	$—	$—	$—
Issuance of shares	495,000	272,500	767,500
Bifurcation of embedded derivative	(54,797)	—	(54,797)
Transaction costs related to the issuance of shares	(37,648)	(17,172)	(54,820)
Dividends accrued	49,399	27,194	76,593
Accretion	6,454	1,282	7,736

Balance at December 31, 2008	458,408	283,804	742,212
Dividends accrued	71,124	39,155	110,279
Accretion	8,539	1,674	10,213
Tax benefit on transaction costs	1,013	611	1,624
Balance at December 31, 2009	$539,084	$325,244	$864,328

Registration Rights — As part of the recapitalization, the Company entered into a Registration Rights Agreement with the Investors. Under the terms of the Registration Rights Agreement, after a specified holding period, the Company must promptly file a shelf registration statement with the SEC relating to securities held by the Investors. The Company is generally obligated to keep the shelf registration statement effective for up to 15 years or, if earlier, until all the securities owned by the Investors have been sold. The Investors are also entitled to five demand registrations and unlimited piggyback registrations.
Note 13 — Stockholders’ Deficit
Rights Agreement — In connection with the spin-off, MoneyGram adopted a rights agreement (the “Rights Agreement”) by and between the Company and Wells Fargo Bank, N.A., as the rights agent. The preferred share purchase rights (the “rights”) issuable under the Rights Agreement were attached to the shares of MoneyGram common stock distributed in the spin-off. In addition, pursuant to the Rights Agreement, one right was issued with each share of MoneyGram common stock issued after the spin-off.
As part of the recapitalization, the Company amended the Rights Agreement with Wells Fargo Bank, N.A. as rights agent to exempt the issuance of the Series B Stock from the Rights Agreement. On November 3, 2008, the Company amended the Rights Agreement, accelerating the expiration date to November 10, 2008. As of December 31, 2008, the Rights Agreement is no longer in effect.
Preferred Stock — The Company’s Certificate of Incorporation provides for the issuance of up to 7,000,000 shares of preferred stock that may be issued in one or more series, with each series to have certain rights and preferences as shall be determined by unlimited discretion of the Company’s Board of Directors, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. At December 31, 2009 and 2008, the Company had the following designations of preferred shares: 2,000,000 shares of Series A junior participating preferred stock (“Series A Stock”); 800,000 shares of B Stock; 500,000 shares of B-1 Stock; and 200,000 shares of Series D Stock. At December 31, 2009 and 2008, no Series A Stock or Series D Stock is issued or outstanding. See Note 12 — Mezzanine Equity for further information on the B Stock, B-1 Stock and Series D Stock.
Common Stock — The Company’s Certificate of Incorporation provides for the issuance of up to 1,300,000,000 shares of common stock with a par value of $0.01. In connection with the spin-off, MoneyGram was recapitalized such that there were 88,556,077 shares of MoneyGram common stock issued. The holders of MoneyGram common stock are entitled to one vote per share on all matters to be voted upon by its stockholders. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The determination to pay dividends on common stock will be at the discretion of the Board of Directors and will depend on the Company’s financial condition, results of operations, cash requirements, prospects and such other factors as the Board of Directors may deem relevant. No dividends were paid in 2009. Under the terms of the equity securities and debt issued in connection with the recapitalization, the Company’s ability to declare or pay dividends or distributions to the stockholders of the Company’s common stock is severely limited. The following is a summary of common stock issued and outstanding at December 31:

(Amounts in thousands)	2009	2008

Common shares issued	88,556	88,556
Treasury stock	(6,041)	(5,999)

Common shares outstanding	82,515	82,557

Treasury Stock — The Board of Directors has authorized the repurchase of a total of 12,000,000 shares. As of December 31, 2009, the Company has repurchased 6,795,000 shares of common stock under this authorization and has remaining authorization to repurchase up to 5,205,000 shares. There were no shares repurchased during 2008 or 2009. Following is a summary of treasury stock share activity:

Treasury Stock
(Amounts in thousands)	Shares

Balance at December 31, 2007	5,911
Submission of shares for withholding taxes upon release of restricted stock and forfeiture of shares of restricted stock	88

Balance at December 31, 2008	5,999
Submission of shares for withholding taxes upon release of restricted stock and forfeiture of shares of restricted stock	42

Balance at December 31, 2009	6,041

Accumulated Other Comprehensive Loss — The components of “Accumulated other comprehensive loss” at December 31 include:

(Amounts in thousands)	2009	2008

Net unrealized gains on securities classified as available-for-sale	$16,510	$9,332
Unrealized gains on derivative financial instruments	—	780
Cumulative foreign currency translation adjustments	4,962	5,368
Prior service cost for pension and postretirement benefits, net of tax	(223)	(419)
Unrealized losses on pension and postretirement benefits, net of tax	(56,920)	(57,768)

Accumulated other comprehensive loss	$(35,671)	$(42,707)

Note 14 — Stock-Based Compensation
In connection with the spin-off, each holder of a Viad stock option was issued a stock option for MoneyGram common stock. The exercise price of each MoneyGram stock option issued in connection with the spin-off equals the exercise price of the Viad stock option times a fraction, the numerator of which was the closing price of a share of MoneyGram common stock on the first trading day subsequent to the date of spin-off and the denominator of which was that price plus the closing price of a share of Viad common stock on the first trading day subsequent to the date of spin-off (divided by four to reflect the post-spin Viad reverse stock split). These MoneyGram options are considered to have been issued under the MoneyGram International, Inc. 2004 Omnibus Incentive Plan. MoneyGram will take all tax deductions relating to the exercise of stock options and the vesting of restricted stock held by employees and former employees of MoneyGram, and Viad will take the deductions arising from options and restricted stock held by its employees and former employees.
On May 10, 2005, the Company’s stockholders approved the MoneyGram International, Inc. 2005 Omnibus Incentive Plan, which authorizes the issuance of awards of up to 7,500,000 shares of common stock. Effective upon the approval of the 2005 Omnibus Incentive Plan, no new awards may be granted under the 2004 Omnibus Incentive Plan. The 2005 Omnibus Incentive Plan provides for the following types of awards to officers, directors and certain key employees: (a) incentive and nonqualified stock options; (b) stock appreciation rights; (c) restricted stock and restricted stock units; (d) dividend equivalents; (e) performance based awards; and (f) stock and other stock-based awards. Shares related to forfeited and cancelled awards become available for new grants, as well as shares that are withheld for full or partial payment to the Company of the exercise price of awards. Shares that are withheld as satisfaction of tax obligations relating to an award, as well as previously issued shares used for payment of the exercise price or satisfaction of tax obligations relating to an award, become available for new grants through May 10, 2015. The Company plans to satisfy stock option exercises and vesting of awards through the issuance of treasury stock. On May 12, 2009, the stockholders of the Company approved a modification of the 2005 Omnibus Incentive Plan to increase the authorization for the issuance of awards from 7,500,000 shares of common stock to 47,000,000 shares of common stock. As of December 31, 2009, the Company has remaining authorization to issue awards of up to 12,587,461 shares of common stock.
Stock Options — Prior to 2009, option awards were generally granted with an exercise price equal to the average of the high and low market price of the Company’s common stock on the date of grant. Beginning in 2009, option awards are generally granted with an exercise price equal to the closing market price of the Company’s common stock on the date of grant. No stock options were granted in 2008. Stock options granted in 2007 become exercisable over a three-year period in an equal number of shares each year and have a term of 10 years. All outstanding stock options contain certain forfeiture and non-compete provisions.
Pursuant to the terms of all options granted in 2009, 50 percent of the options awarded become exercisable through the passage of time (the “Time-based Tranche”) and 50 percent of the options awarded become exercisable upon the achievement of certain conditions (the “Performance-based Tranche”). The Time-based Tranche generally becomes exercisable over a five-year period in either (a) an equal number of shares each year or (b) a tranched vesting schedule whereby 15 percent of the Time-based Tranche vests immediately and then at rates of 10 to 20 percent each year. The Time-based Tranche for options granted to the Company’s Chairman and Chief Executive Officer becomes exercisable over a four-year period in an equal number of shares each year. The Performance-based Tranche becomes exercisable upon the achievement within five years of grant of the earlier of (a) a pre-defined common stock price for any period of 20 consecutive trading days, (b) a change in control of the Company resulting in a pre-defined per share consideration or (c) in the event the Company’s common stock does not trade on a United States exchange or trading market, a public offering resulting in the Company’s common stock meeting pre-defined equity values. All options granted in 2009 have a term of 10 years. Options granted to the Chairman and Chief Executive Officer, as well as the Company’s former chief executive officer, contain certain forfeiture provisions, including the continuation of vesting terms for the 12-month period immediately following termination by the Company without cause or voluntary termination for good reason, as defined by the award agreements. The Company’s Chairman and Chief Executive Officer was granted an option award on August 31, 2009 for 6,300,000 shares, of which 2,000,000 shares will not vest and are subject to forfeiture if the stockholders of the Company do not approve certain amendments to the MoneyGram International, Inc. 2005 Omnibus Incentive Plan. On August 31, 2009, options granted to the Company’s Chairman and Chief Executive Officer in January and May 2009 were modified to extend the timeframe under which the Performance-based Tranche may vest to August 31, 2014, provided employment is maintained through August 31, 2013. There was no incremental expense resulting from this modification.
For purposes of determining the fair value of stock option awards, the Company uses the Black-Scholes single option pricing model for the Time-based Tranches and a combination of Monte-Carlo simulation and the Black-Scholes single option pricing model for the Performance-based Tranches. Expected volatility is based on the historical volatility of the price of the Company’s common stock since the spin-off on June 30, 2004. The Company used the simplified method to estimate the expected term of the award and historical information to estimate the forfeiture rate. The expected term represents the period of time that options are expected to be outstanding, while the forfeiture rate represents the number of options that will be forfeited by grantees due to termination of employment. In addition, the Company considers any expectations regarding future activity which could impact the expected term and forfeiture rate. The risk-free rate for the Black-Scholes model is based on the United States Treasury yield curve in effect at the time of grant for periods within the expected term of the option, while the risk-free rate for the Monte-Carlo simulation is based on the five-year United States Treasury yield in effect at the time of grant. Compensation cost, net of expected forfeitures, is recognized using a straight-line method over the vesting or service period. The following table provides weighted-average grant-date fair value and assumptions utilized to estimate the grant-date fair value of the options granted during the years ended December 31. No stock options were granted in 2008.

	2009	2007

Expected dividend yield	0.0%	0.7%
Expected volatility	72.8%-76.9%	29.1%
Risk-free interest rate	2.3%-3.2%	4.6%
Expected life	5.3-6.5 years	6.5 years
Weighted-average grant-date fair value per option	$1.49	$11.47

Following is a summary of stock option activity for 2009:

			Weighted-
		Weighted-	Average		Aggregate
		Average	Remaining		Intrinsic
		Exercise	Contractual		Value
	Shares	Price	Term		($000)

Options outstanding at December 31, 2008	2,970,126	$20.49
Granted	43,250,000	2.18
Exercised	—	—
Forfeited/Expired	(8,074,712)	3.38

Options outstanding at December 31, 2009	38,145,414	$3.35	8.38	years	$22,307

Vested or expected to vest at December 31, 2009	36,101,090	$3.41	8.39	years	$21,074

Options exercisable at December 31, 2009	3,969,596	$12.21	5.64	years	$1,302

Restricted Stock and Performance-Based Restricted Stock — The Company has granted both restricted stock and performance-based restricted stock. The vesting of restricted stock is typically three years from the date of grant. All performance-based restricted stock awards have vested as of December 31, 2009.
Restricted stock awards were valued at the quoted market price of the Company’s common stock on the date of grant and expensed using the straight-line method over the vesting or service period of the award. Following is a summary of restricted stock activity for 2009:

		Weighted-
	Total	Average
	Shares	Price

Restricted stock outstanding at December 31, 2008	91,671	$28.25
Vested	(56,117)	27.62
Forfeited	(25,880)	29.26

Restricted stock outstanding at December 31, 2009	9,674	$29.26

Following is a summary of pertinent information related to the Company’s stock-based awards:

(Amounts in thousands)	2009	2008	2007

Expense recognized related to options	$14,459	$3,274	$3,852
Expense recognized related to restricted stock	(307)	417	2,247
Intrinsic value of options exercised	—	—	3,582
Cash received from option exercises	—	—	6,606
Tax benefit realized for tax deductions from option exercises	—	—	1,068

(Amounts in thousands)	Options	Restricted Stock

Unrecognized compensation expense	$42,749	$8
Remaining weighted-average vesting period	1.5 years	0.1 years

Note 15 — Income Taxes
The components of loss from continuing operations before income taxes are as follows for the year ended December 31:

(Amounts in thousands)	2009	2008	2007

United States	$(19,975)	$(345,063)	$(993,273)
Foreign	(2,347)	7,872	6

Loss from continuing operations before income taxes	$(22,322)	$(337,191)	$(993,267)

International income consists of statutory income and losses from the Company’s international subsidiaries. Most of the Company’s wholly owned subsidiaries recognize revenue based solely on services agreements with MPSI. Income tax (benefit) expense related to continuing operations is as follows for the year ended December 31:

(Amounts in thousands)	2009	2008	2007

Current:
Federal	$(8,172)	$(55,980)	$35,445
State	669	(8,064)	3,999
Foreign	2,002	(13,938)	1,400

Current income tax (benefit) expense	(5,501)	(77,982)	40,844
Deferred income tax (benefit) expense	(14,915)	2,176	37,637

Income tax (benefit) expense	$(20,416)	$(75,806)	$78,481

As of December 31, 2009 and 2008, the Company had a net income tax receivable of $1.3 million and $35.9 million, respectively, recorded in the “Other assets” line in the Consolidated Balance Sheets. The Company received a $43.5 million federal income tax refund in 2009 and a $24.7 million federal income tax refund in 2008. Income tax expense totaling $1.9 million in 2007 is included in “Loss from discontinued operations, net of tax” in the Consolidated Statements of Loss. Federal and state taxes paid were $2.2 million, $1.7 million and $16.0 million for 2009, 2008 and 2007, respectively. A reconciliation of the expected federal income tax at statutory rates for year ended to the actual taxes provided is as follows:

(Amounts in thousands)	2009	2008	2007

Income tax at statutory federal income tax rate	$(7,813)	$(118,017)	$(347,643)
Tax effect of:
State income tax, net of federal income tax effect	2,051	1,634	3,606
Valuation allowance	(16,090)	44,639	434,446
Non-taxable loss on embedded derivatives	—	5,611	—
Decrease in tax reserve	(2,469)	(7,761)	—
Other	3,905	(1,186)	(152)

	(20,416)	(75,080)	90,257
Tax-exempt income	—	(726)	(11,776)

Income tax (benefit) expense	$(20,416)	$(75,806)	$78,481

We had a tax benefit of $20.4 million in 2009, primarily reflecting the release of $17.6 million of valuation allowances on deferred tax assets. Our pre-tax net loss of $22.3 million, when adjusted for our estimated book to tax differences, results in taxable income, allowing us to release some valuation allowances on our tax loss carryovers. These book to tax differences include impairments on securities and other assets and accruals related to separated employees, litigation and unrealized foreign exchange losses. The decrease in tax reserve in 2009 was driven by the favorable settlement or closing of years subject to state audit. Included in “Other” for 2009 is $1.6 million of expense for the reversal of tax benefits upon the forfeiture of share-based awards and $2.3 million of expense on asset impairments. Changes in facts and circumstances in the future may cause us to record additional tax benefits as further deferred tax valuation allowances are released and carry-forwards are utilized. The Company continues to evaluate additional available tax positions related to the net securities losses.
In 2008, we had a $75.8 million tax benefit, primarily reflecting the recognition of a $90.5 million benefit in the fourth quarter of 2008 upon the completion of an evaluation of the technical merits of tax positions with respect to part of the net securities losses in 2008 and 2007. The $90.5 million benefit relates to the amount of tax carry-back we were able to utilize to recover tax payments made for fiscal 2005 through 2007. We had tax expense of $78.5 million in 2007 on a pre-tax loss of $993.3 million, reflecting the tax treatment of the $1.2 billion of investment losses incurred in 2007.
Deferred tax assets and liabilities are recorded based on the future tax consequences attributable to temporary differences that exist between the financial statement carrying value of assets and liabilities and their respective tax basis, and operating loss and tax credit carry-backs and carry-forwards on a taxing jurisdiction basis. We measure deferred tax assets and liabilities using enacted statutory tax rates that will apply in the years in which we expect the temporary differences to be recovered or paid. Our ability to realize our deferred tax assets depends on our ability to generate sufficient taxable income within the carry-back or carry-forward periods provided for in the tax law. We establish valuation allowances for our deferred tax assets based on a more likely than not threshold. To the extent management believes that recovery is not likely, a valuation allowance is established in the period in which the determination is made. The Company’s deferred tax assets and liabilities at December 31 are composed of the following:

(Amounts in thousands)	2009	2008

Deferred tax assets:
Postretirement benefits and other employee benefits	$49,145	$52,133
Tax loss carryovers	319,005	308,870
Tax credit carryovers	46,577	45,394
Basis difference in revalued investments	114,708	126,341
Bad debt and other reserves	8,990	5,977
Other	22,703	7,126
Valuation allowance	(496,149)	(494,310)

Total deferred tax asset	64,979	51,531

Deferred tax liabilities:
Depreciation and amortization	(61,520)	(63,507)
Unrealized gain on derivative financial instruments	—	(478)

Gross deferred tax liability	(61,520)	(63,985)

Net deferred tax asset (liability)	$3,459	$(12,454)

Net deferred tax asset positions are reflected in the “Other assets” line in the Consolidated Balance Sheets, while net deferred tax liability positions are included in the “Accounts payable and other liabilities” line in the Consolidated Balance Sheets. Our deferred tax assets increased in 2009 from estimated timing adjustments, finalizing the 2008 tax return and the affect of tax audit adjustments, primarily related to positions taken on the Company’s investment losses. The valuation allowance in 2009 increased from these additional deferred tax assets, substantially offset by the release of $17.6 million of valuation allowance, as described above. For 2008 and 2009, we believe a full valuation allowance is appropriate for the deferred tax assets related to the basis difference on investments and our tax attributes. Essentially all of our deferred tax assets relate to the U.S. jurisdiction, where we are in a net deferred tax liability position, and we do not believe we have sufficient positive evidence to overcome the negative evidence. Changes in facts and circumstances in the future may cause us to record additional tax benefits as further deferred tax valuation allowances are released and carry-forwards are utilized. We continue to evaluate additional available tax positions related to the net securities losses in prior years.
The amount and expiration dates of tax loss carry-forwards (not tax effected) and credit carry-forwards as of December 31, 2009 are as follows:

	Expiration
(Amounts in thousands)	Date	Amount

United States federal and state loss carry-forwards	2012 - 2028	$865,561
United States federal tax credit carry-forwards	2012 - 2028	29,037
United States federal tax credit carry-forwards	Indefinite	17,540
The Company, or one of its subsidiaries, files income tax returns in the United States federal jurisdiction and various states and foreign jurisdictions. With a few exceptions, the Company is no longer subject to foreign or United States federal, state and local income tax examinations for years prior to 2005. The Company is subject to foreign, United States federal and certain state income tax examinations for 2005 through 2008, with a United States federal income tax examination for 2005 through 2007 currently in process.
Unrecognized tax benefits are recorded in “Accounts payable and other liabilities” in the Consolidated Balance Sheets. A reconciliation of unrecognized tax benefits for 2009 is as follows:

(Amounts in thousands)	2009	2008	2007

Beginning balance	$13,089	$33,669	$33,351
Additions based on tax positions related to the current year	832	5,711	4,527
Settlements	(1,029)	—	(1,965)
Lapse in statute of limitations	(2,181)	(479)	(3,399)
Reductions for tax positions of prior years	—	(19,204)	(748)
Foreign currency translation	—	(6,608)	1,903

Ending balance	$10,711	$13,089	$33,669

As of December 31, 2009, the liability for unrecognized tax benefits was $10.7 million, of which $4.2 million could impact the effective tax rate if recognized. The Company accrues interest and penalties for unrecognized tax benefits through “Income tax (benefit) expense” in the Consolidated Statements of Loss. For the years ended December 31, 2009, 2008 and 2007, the Company accrued approximately $0.6 million, $2.8 million and $3.5 million in interest and penalties in its Consolidated Statements of Loss, respectively. As of December 31, 2009 and 2008, the Company had a liability of $1.7 million and $3.6 million for interest and penalties related to its unrecognized tax benefits, respectively. As of December 31, 2009, it is not possible to reasonably estimate the expected change to the total amount of unrecognized tax positions over the next 12 months.
The Company does not consider its earnings in its foreign entities to be permanently reinvested. As of December 31, 2009 and 2008, a deferred tax liability of $6.2 million and $4.4 million, respectively, was recognized for the unremitted earnings of its foreign entities.
Prior to the Company’s spin-off from Viad, income taxes were determined on a separate return basis as if MoneyGram had not been eligible to be included in the consolidated income tax return of Viad and its affiliates. Subsequent to the spin-off, MoneyGram is considered the divesting entity and treated as the “accounting successor” to Viad and the continuing business of Viad is referred to as “New Viad.” As part of the Distribution, the Company entered into a Tax Sharing Agreement with Viad which provides for, among other things, the allocation between MoneyGram and New Viad of federal, state, local and foreign tax liabilities and tax liabilities resulting from the audit or other adjustment to previously filed tax returns. The Tax Sharing Agreement provides that through the Distribution Date, the results of MoneyGram and its subsidiaries’ operations are included in Viad’s consolidated United States federal income tax returns. In general, the Tax Sharing Agreement provides that MoneyGram will be liable for all federal, state, local, and foreign tax liabilities, including such liabilities resulting from the audit of or other adjustment to previously filed tax returns, that are attributable to the business of MoneyGram for periods through the Distribution Date, and that Viad will be responsible for all other of these taxes.
Note 16 — Commitments and Contingencies
Operating Leases — The Company has various non-cancelable operating leases for buildings and equipment that terminate through 2017. Certain of these leases contain rent holidays and rent escalation clauses based on pre-determined annual rate increases. The Company recognizes rent expense under the straight-line method over the term of the lease. Any difference between the straight-line rent amounts and amounts payable under the leases are recorded as deferred rent in “Accounts payable and other liabilities” in the Consolidated Balance Sheets. Cash or lease incentives received under certain leases are recorded as deferred rent when the incentive is received and amortized as a reduction to rent over the term of the lease using the straight-line method. Incentives received relating to tenant improvements are capitalized as leasehold improvements and depreciated over the shorter of the remaining term of the lease or 10 years. At December 31, 2009, the deferred rent liability relating to these incentives was $2.1 million.
Rent expense under operating leases was $13.8 million, $12.7 million and $11.4 million during 2009, 2008 and 2007, respectively. Minimum future rental payments for all non-cancelable operating leases with an initial term of more than one year are (amounts in thousands):

2010	$12,230
2011	11,218
2012	7,755
2013	5,843
2014	5,315
Thereafter	5,661

Total	$48,022

Legal Proceedings — We are involved in various claims, litigations and government inquiries that arise from time to time in the ordinary course of our business. All of these matters are subject to uncertainties and outcomes that are not predictable with certainty. We accrue for these matters as any resulting losses become probable and can be reasonably estimated. Further, we maintain insurance coverage for many claims and litigations alleged. Management does not believe that after final disposition any of these matters is likely to have a material adverse impact on our financial position.

Federal Securities Class Actions — The Company and certain of its present and former officers and directors are defendants in a consolidated class action case in the United States District Court for the District of Minnesota captioned In re MoneyGram International, Inc. Securities Litigation. The Consolidated Complaint was filed on October 3, 2008, and alleges against each defendant violations of Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10b-5 under the Exchange Act and alleges against Company officers violations of Section 20(a) of the Exchange Act. The Consolidated Complaint alleges failure to adequately disclose, in a timely manner, the nature and risks of the Company’s investments, as well as unrealized losses and other-than-temporary impairments related to certain of the Company’s investments. The Consolidated Complaint seeks recovery of losses incurred by stockholder class members in connection with their purchases of the Company’s securities. On February 24, 2010, the parties entered into a non-binding Memorandum of Understanding pursuant to which the parties agreed, subject to final approval of the parties and the court, to settle this action for a cash payment of $80 million, all but $20 million of which would be paid by the Company’s insurance carriers. On March 9, 2010, the parties entered into a Settlement Agreement to settle the case on terms consistent with the Memorandum of Understanding. On March 10, 2010, the Court issued an Order that preliminarily approved the settlement. The parties will seek final approval of the settlement at a hearing currently set for June 18, 2010. The Company recorded an $80.0 million liability for the settlement and a $60.0 million receivable from the insurance carriers, resulting in a $20.0 million net charge to the Consolidated Statements of Loss in 2009.
Minnesota Stockholder Derivative Claims — Certain of the Company’s present and former officers and directors are defendants in a consolidated shareholder derivative action in the United States District Court for the District of Minnesota captioned In re MoneyGram International, Inc. Derivative Litigation. The Consolidated Complaint in this Action, which was filed on November 18, 2009 and arises out of the same matters at issue in the securities class action, alleges claims on behalf of the Company for, among other things, breach of fiduciary duties, unjust enrichment, abuse of control, and gross mismanagement. On February 24, 2010, the parties entered into a non-binding Memorandum of Understanding pursuant to which they agreed, subject to final approval of the parties and the court, to settle this action. The Memorandum of Understanding provides for changes to MoneyGram’s business, corporate governance and internal controls, some of which have already been implemented in whole or in part in connection with MoneyGram’s recent recapitalization. The Company also agreed to pay attorney fees and expenses to the plaintiff’s counsel in the amount of $1.3 million, with $1.0 million to be paid by the Company’s insurance carriers. The Memorandum of Understanding is subject to negotiation and execution of definitive settlement documents containing usual and customary settlement terms, notice to shareholders and approval of the Court. The Company recorded a $1.3 million liability and a $1.0 million receivable from the Company’s insurance carriers, resulting in a net charge of $0.3 million to the Consolidated Statements of Loss in 2009.
ERISA Class Action — On April 22, 2008, Delilah Morrison, on behalf of herself and all other MoneyGram 401(k) Plan participants, brought an action in the United States District Court for the District of Minnesota. The complaint alleges claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including claims that the defendants breached fiduciary duties by failing to manage the plan’s investment in Company stock, and by continuing to offer Company stock as an investment option when the stock was no longer a prudent investment. The complaint also alleges that defendants failed to provide complete and accurate information regarding Company stock sufficient to advise plan participants of the risks involved with investing in Company stock and breached fiduciary duties by failing to avoid conflicts of interests and to properly monitor the performance of plan fiduciaries and fiduciary appointees. Finally, the complaint alleges that to the extent that the Company is not a fiduciary, it is liable for knowingly participating in the fiduciary breaches as alleged. On August 7, 2008, plaintiff amended the complaint to add an additional plaintiff, name additional defendants and additional allegations. For relief, the complaint seeks damages based on what the most profitable alternatives to Company stock would have yielded, unspecified equitable relief, costs and attorneys’ fees. On March 25, 2009, the Court granted in part and denied in part defendants’ motion to dismiss.
California Action — On January 22, 2008, Russell L. Berney filed a complaint in Los Angeles Superior Court against the Company and its officers and directors, Thomas H. Lee Partners, L.P., and PropertyBridge, Inc. and two of its officers, alleging false and negligent misrepresentation, violations of California securities laws and unfair business practices with regard to disclosure of the Company’s investments. The complaint also alleges derivative claims against the Company’s Board of Directors relating to the Board’s oversight of disclosure of the Company’s investments and with regard to the Company’s negotiations with Thomas H. Lee Partners, L.P. and Euronet Worldwide, Inc. The complaint seeks monetary damages, disgorgement, restitution or rescission of stock purchases, rescission of agreements with third parties, constructive trust and declaratory and injunctive relief, as well as attorneys’ fees and costs. In July 2008, an amended complaint was filed asserting an additional claim for declaratory relief. In September 2009, an amended complaint was filed alleging additional facts and naming additional defendants.

SEC Inquiry — By letter dated February 4, 2008, the Company received notice from the Securities and Exchange Commission (“SEC”) that it is conducting an informal, non-public inquiry relating to the Company’s financial statements, reporting and disclosures related to the Company’s investment portfolio and offers and negotiations to sell the Company or its assets. The SEC’s notice states that it has not determined that any violations of the securities laws have occurred. On February 11, 2008 and November 5, 2008, the Company received additional letters from the SEC requesting certain information. The Company cooperated with the SEC on a voluntary basis.
Other Matters — On September 25, 2009, the United States District Court for the Western District of Texas, Austin returned a jury verdict in a patent suit brought against the Company by Western Union, awarding $16.5 million to Western Union. The Company has appealed the verdict. In connection with its agreement with the Federal Trade Commission (“FTC”), the Company is making enhancements to its consumer anti-fraud program and has paid $18.0 million into an FTC-administered fund to refund consumers who have been victimized through third-party fraud. The Company is continuing to cooperate with a government entity in a separate matter involving complaints that certain individuals or entities may have used our money transfer services for fraud-induced money transfers.
Credit Facilities — At December 31, 2009, the Company has overdraft facilities through its Senior Facility consisting of $15.5 million of letters of credit to assist in the management of investments and the clearing of payment service obligations. All of these letters of credit are outstanding as of December 31, 2009. These overdraft facilities reduce amounts available under the Senior Facility. Fees on the letters of credit are paid in accordance with the terms of the Senior Facility described in Note 10 — Debt.
Other Commitments — The Company has agreements with certain co-investors to provide funds related to investments in limited partnership interests. As of December 31, 2009, the total amount of unfunded commitments related to these agreements was $0.4 million. The Company has entered into a debt guarantee for $1.7 million on behalf of a money order and transfer agent. This debt guarantee will be reduced as the agent makes payments on its debt. The term of the debt guarantee is for an indefinite period. The Company accrued a liability of $0.3 million for the fair value of this debt guarantee. A corresponding deferred asset was recorded and was fully amortized as of March 2009. The amortization expense was recognized as part of “Transaction and operations support” expense in the Consolidated Statements of Loss.
Minimum Commission Guarantees — In limited circumstances as an incentive to new or renewing agents, the Company may grant minimum commission guarantees for a specified period of time at a contractually specified amount. Under the guarantees, the Company will pay to the agent the difference between the contractually specified minimum commission and the actual commissions earned by the agent. Expense related to the guarantee is recognized in the “Fee commissions expense” line in the Consolidated Statements of Loss.
As of December 31, 2009, the liability for minimum commission guarantees is $1.7 million and the maximum amount that could be paid under the minimum commission guarantees is $7.9 million over a weighted average remaining term of 1.3 years. The maximum payment is calculated as the contractually guaranteed minimum commission times the remaining term of the contract and, therefore, assumes that the agent generates no money transfer transactions during the remainder of its contract. However, under the terms of certain agent contracts, the Company may terminate the contract if the projected or actual volume of transactions falls beneath a contractually specified amount. With respect to minimum commission guarantees expiring in 2009 and 2008, the Company paid $0.7 million and $0.6 million, respectively, or 18 percent and 15 percent, respectively, of the estimated maximum payment for the year.
Note 17 — Segment Information
The Company’s reporting segments are primarily organized based on the nature of products and services offered and the type of consumer served. During the fourth quarter of 2009, the Company revised its segment reporting to reflect changes in how it manages its business, reviews operating performance and allocates resources. The Company now manages its business primarily through two reporting segments, Global Funds Transfer and Financial Paper Products. The Global Funds Transfer segment provides bill payment services and global money transfers to consumers through a network of agents and, in select markets, company-operated locations. The Financial Paper Products segment provides official check services to financial institutions in the United States and money orders to consumers through agent and financial institution locations in the United States and Puerto Rico. One agent of both the Global Funds Transfer segment and the Financial Paper Products segment accounted for 29 percent, 26 percent and 20 percent of total fee and investment revenue in 2009, 2008 and 2007, respectively. Businesses which are not operated within these segments are categorized as “Other,” and primarily relate to discontinued products and businesses. Prior year results have been revised for comparative purposes.

The Global Funds Transfer segment is managed as two regions, the Americas and EMEAAP, to coordinate sales, agent management and marketing activities. The Americas region is composed of the United States, Canada, Mexico, Caribbean and Latin America. EMEAAP is composed of Europe, Middle East, Africa and Asia Pacific. We monitor performance and allocate resources at both a regional and reporting segment level. As the two regions routinely interact in completing money transfer transactions and share systems, processes and licenses, we view the Global Funds Transfer segment as one global network. The nature of the consumers and products offered is the same for each region, and the regions utilize the same agent network, systems and support functions. In addition, the regions have similar regulatory requirements and economic characteristics. Accordingly, we aggregate the two regions into one reporting segment.
Segment accounting policies are the same as those described in Note 3 — Summary of Significant Accounting Policies in the Notes to the Consolidated Financial Statements. The Company manages its investment portfolio on a consolidated level, with no specific investment security assigned to a particular segment. However, investment revenue is allocated to each segment based on the average investable balances generated by that segment’s sale of payment instruments during the period. Net securities gains (losses) are not allocated to the segments as the investment portfolio is managed at a consolidated level. While the derivatives portfolio is also managed on a consolidated level, each derivative instrument is utilized in a manner that can be identified to a particular segment. Interest rate swaps historically used to hedge variable rate commissions were identified with the official check product in the Financial Paper Products segment, while forward foreign exchange contracts are identified with the money transfer product in the Global Funds Transfer segment. Any interest rate swaps related to the Company’s credit agreements are not allocated to the segments.
Also excluded from operating income for Global Funds Transfer and Financial Paper Products are interest and other expenses related to the Company’s credit agreements, items related to the Company’s preferred stock, operating income from businesses categorized as “Other,” certain pension and benefit obligation expenses, director deferred compensation plan expenses, executive severance and related costs, and certain legal and corporate costs not related to the performance of the segments. Unallocated expenses in 2009 include $20.3 million of legal reserves related to securities litigation and stockholder derivative claims, a net curtailment gain on benefit plans of $14.3 million, $7.0 million of asset impairments and $4.4 million of executive severance and related costs. Unallocated expenses in 2008 include $16.7 million of executive severance and related costs and $7.7 million of transaction costs related to the recapitalization.
The following tables set forth operating results, depreciation and amortization, capital expenditures and assets by segment for the year ended December 31:

(Amounts in thousands)	2009	2008	2007

Revenue
Global Funds Transfer:
Money transfer	$893,239	$871,947	$736,580
Bill payment	134,611	141,207	122,122

Total Global Funds Transfer	1,027,850	1,013,154	858,702
Financial Paper Products:
Money order	74,880	86,311	155,391
Official check	47,903	151,881	314,735

Total Financial Paper Products	122,783	238,192	470,126
Other	21,269	(324,228)	(1,171,291)

Total revenue	$1,171,902	$927,118	$157,537

Segment operating income:
Global Funds Transfer	$85,047	$139,428	$127,308
Financial Paper Products	27,372	30,169	93,283
Other	(4,316)	(19,883)	(11,374)

Total segment operating income	108,103	149,714	209,217
Net securities gains (losses)	7,790	(340,688)	(1,189,756)
Interest expense	(107,911)	(95,020)	(11,055)
Valuation loss on embedded derivatives	—	(16,030)	—
Debt extinguishment loss	—	(1,499)	—
Other unallocated expenses	(30,304)	(33,668)	(1,673)

Loss from continuing operations before income taxes	$(22,322)	$(337,191)	$(993,267)

(Amounts in thousands)	2009	2008	2007

Depreciation and amortization:
Global Funds Transfer	$43,512	$44,540	$32,851
Financial Paper Products	12,590	11,132	18,310
Other	989	1,000	818

Total depreciation and amortization	$57,091	$56,672	$51,979

Capital expenditures:
Global Funds Transfer	$32,236	$35,352	$42,679
Financial Paper Products	6,005	5,005	28,448
Other	17	—	15

Total capital expenditures	$38,258	$40,357	$71,142

Assets:
Global Funds Transfer	$497,929	$570,463	$571,630
Financial Paper Products	4,838,054	5,430,779	7,329,085
Other	593,680	641,054	34,296

Total assets	$5,929,663	$6,642,296	$7,935,011

Geographic areas — International operations are located principally in Europe. International revenues are defined as revenues generated from money transfer transactions originating in a country other than the United States. Long-lived assets are principally located in the United States. The table below presents revenue by major geographic area for the year ended December 31:

(Amounts in thousands)	2009	2008	2007

United States	$799,413	$544,885	$(142,766)
International	372,489	382,233	300,303

Total revenue	$1,171,902	$927,118	$157,537

Note 18 — Quarterly Financial Data (Unaudited)
The summation of quarterly earnings per share may not equate to the calculation for the full year as quarterly calculations are performed on a discrete basis.
2009 Fiscal Quarters

(Amounts in thousands, except per share data)	First	Second (1)	Third(1)	Fourth(1)

Revenues	$279,891	$291,181	$304,450	$296,380
Commissions expense	118,943	122,118	128,727	128,679

Net revenue	160,948	169,063	175,723	167,701
Operating expenses, excluding commissions expense	148,544	172,653	194,427	180,133

Income (loss) before income taxes	$12,404	$(3,590)	$(18,704)	$(12,432)

Net income (loss)	$11,841	$(3,317)	$(18,304)	$7,874

Loss per common share
Basic and diluted	$(0.20)	$(0.40)	$(0.60)	$(0.29)
2008 Fiscal Quarters

(Amounts in thousands, except per share data)	First(2)	Second(2)	Third(2)	Fourth(2)

Revenues	$17,062	$286,088	$304,999	$318,969
Commissions expense	214,121	123,713	141,365	125,409

Net (losses) revenue	(197,059)	162,375	163,634	193,560
Operating expenses, excluding commissions expense	146,056	138,955	202,098	172,592

(Loss) income before income taxes	$(343,115)	$23,420	$(38,464)	$20,968

Net (loss) income	$(360,855)	$15,161	$(38,552)	$122,861

(Loss) earnings per common share
Basic	$(4.40)	$(0.11)	$(0.80)	$0.23
Diluted	$(4.40)	$(0.11)	$(0.80)	$0.22

(1)	Operating expenses in the second and third quarters of 2009 include legal accruals of $12.0 million and $22.5 million, respectively. Operating expenses in the fourth quarter of 2009 include $20.3 million of legal accruals and a $15.5 million curtailment gain on the Company’s benefit plans.

(2)	Revenue in the first quarter of 2008 includes $256.3 million of net realized losses from the realignment of the investment portfolio, $45.3 million of other-than-temporary impairments and $5.7 million of unrealized losses on trading investments. Revenue in the second quarter of 2008 includes $21.2 million of unrealized losses on trading investments and $9.1 million of other than temporary impairments. Revenue in the third quarter of 2008 includes $8.4 million of other-than-temporary impairments and $4.9 million of unrealized losses on trading investments. Revenue in the fourth quarter of 2008 includes a $26.5 million gain from put options relating to trading investments, $8.8 million of unrealized losses on trading investments and $7.5 million of other-than-temporary impairments.
Note 19 — Condensed Consolidating Financial Statements
In the event the Company offers debt securities pursuant to an effective registration statement on Form S-3, these debt securities may be guaranteed by certain of its subsidiaries. Therefore, the Company is providing condensed consolidating financial information in accordance with SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered. If the Company issues debt securities, the following 100% directly or indirectly owned subsidiaries could fully and unconditionally guarantee the debt securities on a joint and several basis: MoneyGram Payment Systems Worldwide, Inc.; MoneyGram Payment Systems, Inc.; PropertyBridge, Inc.; and MoneyGram of New York LLC (collectively, the “Guarantors”).
The following information presents the condensed, consolidating Balance Sheets as of December 31, 2009 and 2008, along with the condensed, consolidating Statements of Income (Loss) and Statements of Cash Flows for each of the three years ended December 31, 2009, 2008 and 2007. The condensed, consolidating financial information presents financial information in separate columns for: MoneyGram International, Inc. on a Parent-only basis carrying its investment in subsidiaries under the equity method; Guarantors on a combined basis, carrying investments in subsidiaries which are not expected to guarantee the debt (collectively, the “Non-Guarantors”) under the equity method; Non-Guarantors on a combined basis; and eliminating entries. The eliminating entries primarily reflect intercompany transactions, such as accounts receivable and payable, fee revenue and commissions expense and the elimination of equity investments and income in subsidiaries.
MONEYGRAM INTERNATIONAL, INC.
CONDENSED, CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2009

		Subsidiary	Non-
(Amounts in thousands)	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Cash and cash equivalents	$—	$—	$—	$—	$—
Cash and cash equivalents (substantially restricted)	—	3,570,259	206,565	—	3,776,824
Receivables, net (substantially restricted)	—	1,047,459	6,922	—	1,054,381
Investments and related put options (substantially restricted)	—	325,584	—	—	325,584
Property and equipment	—	111,015	16,957	—	127,972
Goodwill and intangible assets	—	312,488	120,822	—	433,310
Other assets	60,294	124,373	26,925	—	211,592
Equity investments in subsidiaries	237,521	164,676	—	(402,197)	—
Intercompany receivables	—	301,227	—	(301,227)	—

Total assets	$297,815	$5,957,081	$378,191	$(703,424)	$5,929,663

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Payment service obligations	$—	$4,719,520	$123,934	$—	$4,843,454
Debt	—	796,791	—	—	796,791
Pension and other postretirement benefits	—	118,069	1,101	—	119,170
Accounts payable and other liabilities	87,773	85,180	15,980	—	188,933
Intercompany liabilities	228,727	—	72,500	(301,227)	—

Total liabilities	316,500	5,719,560	213,515	(301,227)	5,948,348
Mezzanine equity	864,328	—	—	—	864,328
Total stockholders’ (deficit) equity	(883,013)	237,521	164,676	(402,197)	(883,013)

Total liabilities, mezzanine equity and stockholders’ (deficit) equity	$297,815	$5,957,081	$378,191	$(703,424)	$5,929,663

MONEYGRAM INTERNATIONAL, INC.
CONDENSED, CONSOLIDATING STATEMENTS OF (LOSS) INCOME
FOR THE YEAR ENDED DECEMBER 31, 2009

		Subsidiary	Non-
(Amounts in thousands)	Parent	Guarantors	Guarantors	Eliminations	Consolidated

REVENUE
Fee and other revenue	$—	$1,125,776	$126,810	$(121,693)	$1,130,893
Investment revenue	—	31,208	2,011	—	33,219
Net securities gains	—	7,790	—	—	7,790

Total revenue	—	1,164,774	128,821	(121,693)	1,171,902

Fee and other commissions expense	—	514,142	21,573	(38,610)	497,105
Investment commissions expense	—	1,362	—	—	1,362

Total commissions expense	—	515,504	21,573	(38,610)	498,467

Net revenue	—	649,270	107,248	(83,083)	673,435

EXPENSES
Compensation and benefits	3,942	155,008	40,103	—	199,053
Transaction and operations support	42,878	267,375	57,107	(83,083)	284,277
Occupancy, equipment and supplies	—	37,999	9,426	—	47,425
Interest expense	—	107,911	—	—	107,911
Depreciation and amortization	—	44,979	12,112	—	57,091

Total expenses	46,820	613,272	118,748	(83,083)	695,757

(Loss) income before income taxes	(46,820)	35,998	(11,500)	—	(22,322)
Income tax (benefit) expense	(16,387)	(6,010)	1,981	—	(20,416)

(Loss) income after income taxes	(30,433)	42,008	(13,481)	—	(1,906)
Equity income (loss) in subsidiaries	28,527	(13,481)	—	(15,046)	—

NET (LOSS) INCOME	$(1,906)	$28,527	$(13,481)	$(15,046)	$(1,906)

MONEYGRAM INTERNATIONAL, INC.
CONDENSED, CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2009

		Subsidiary	Non-
(Amounts in thousands)	Parent	Guarantors	Guarantors	Eliminations	Consolidated

NET CASH PROVIDED BY OPERATING ACTIVITIES	$25,847	$23,763	$32,924	$—	$82,534
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investments	—	140,999	—	—	140,999
Purchases of property and equipment	—	(26,253)	(11,695)	—	(37,948)
Cash paid for acquisitions, net of cash acquired	—	—	(3,210)	—	(3,210)
Proceeds from disposal of a business	—	4,500	—	—	4,500
Dividends from subsidiaries	—	18,019	—	(18,019)	—

Net cash provided by (used in) investing activities	—	137,265	(14,905)	(18,019)	104,341

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on debt	—	(186,875)	—	—	(186,875)
Intercompany financings	(25,847)	25,847	—	—	—
Dividends to parent	—	—	(18,019)	18,019	—

Net cash used in financing activities	(25,847)	(161,028)	(18,019)	18,019	(186,875)

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—	—	—
CASH AND CASH EQUIVALENTS — Beginning of period	—	—	—	—	—

CASH AND CASH EQUIVALENTS — End of period	$—	$—	$—	$—	$—

MONEYGRAM INTERNATIONAL, INC.
CONDENSED, CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2008

		Subsidiary	Non-
(Amounts in thousands)	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Cash and cash equivalents	$—	$—	$—	$—	$—
Cash and cash equivalents (substantially restricted)	—	3,727,915	349,466	—	4,077,381
Receivables, net (substantially restricted)	—	1,258,323	6,562	—	1,264,885
Investments and related put options (substantially restricted)	—	486,764	—	—	486,764
Property and equipment	—	138,747	17,516	—	156,263
Goodwill and intangible assets	—	328,452	120,433	—	448,885
Other assets	44,277	145,629	18,212	—	208,118
Equity investments in subsidiaries	201,958	147,600	—	(349,558)	—
Intercompany receivables	—	273,588	—	(273,588)	—
Intercompany loan receivable	—	102,080	—	(102,080)	—

Total assets	$246,235	$6,609,098	$512,189	$(725,226)	$6,642,296

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Payment service obligations	$—	$5,195,924	$242,075	$—	$5,437,999
Debt	—	978,881	—	—	978,881
Pension and other postretirement benefits	—	130,818	82	—	130,900
Accounts payable and other liabilities	17,037	101,517	15,486	—	134,040
Intercompany liabilities	268,722	—	4,866	(273,588)	—
Intercompany loan payable	—	—	102,080	(102,080)	—

Total liabilities	285,759	6,407,140	364,589	(375,668)	6,681,820
Mezzanine equity	742,212	—	—	—	742,212
Total stockholders’ (deficit) equity	(781,736)	201,958	147,600	(349,558)	(781,736)

Total liabilities, mezzanine equity and stockholders’ (deficit) equity	$246,235	$6,609,098	$512,189	$(725,226)	$6,642,296

MONEYGRAM INTERNATIONAL, INC.
CONDENSED, CONSOLIDATING STATEMENTS OF LOSS
FOR THE YEAR ENDED DECEMBER 31, 2008

		Subsidiary	Non-
(Amounts in thousands)	Parent	Guarantors	Guarantors	Eliminations	Consolidated

REVENUE
Fee and other revenue	$—	$1,098,604	$116,407	$(109,335)	$1,105,676
Investment revenue	—	135,218	26,912	—	162,130
Net securities losses	—	(246,719)	(93,969)	—	(340,688)

Total revenue	—	987,103	49,350	(109,335)	927,118

Fee and other commissions expense	—	519,792	12,015	(29,490)	502,317
Investment commissions expense	—	102,292	—	—	102,292

Total commissions expense	—	622,084	12,015	(29,490)	604,609

Net revenue	—	365,019	37,335	(79,845)	322,509

EXPENSES
Compensation and benefits	17,688	170,525	36,367	—	224,580
Transaction and operations support	28,436	242,566	44,778	(79,845)	235,935
Occupancy, equipment and supplies	—	39,599	6,395	—	45,994
Interest expense	6,478	88,542	—	—	95,020
Loss on extinguishment of debt	—	1,499	—	—	1,499
Depreciation and amortization	—	44,984	11,688	—	56,672

Total expenses	52,602	587,715	99,228	(79,845)	659,700

Loss before income taxes	(52,602)	(222,696)	(61,893)	—	(337,191)
Income tax (benefit) expense	(18,411)	(58,580)	1,185	—	(75,806)

Loss after income taxes	(34,191)	(164,116)	(63,078)	—	(261,385)
Equity loss in subsidiaries	(227,194)	(63,078)	—	290,272	—

NET LOSS	$(261,385)	$(227,194)	$(63,078)	$290,272	$(261,385)

MONEYGRAM INTERNATIONAL, INC.
CONDENSED, CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008

		Subsidiary	Non-
(Amounts in thousands)	Parent	Guarantors	Guarantors	Eliminations	Consolidated

NET CASH USED IN OPERATING ACTIVITIES	$(46,315)	$(3,880,047)	$(713,419)	$—	$(4,639,781)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investments	—	2,004,482	891,529	—	2,896,011
Proceeds from maturities of investments	—	351,983	141,337	—	493,320
Purchases of property and equipment	—	(31,537)	(6,933)	—	(38,470)
Cash paid for acquisitions, net of cash acquired	—	(474)	(2,454)	—	(2,928)
Capital contributions to subsidiaries	(760,000)	—	—	760,000	—
Dividends from subsidiaries	—	310,060	—	(310,060)	—

Net cash (used in) provided by investing activities	(760,000)	2,634,514	1,023,479	449,940	3,347,933

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of debt	—	685,945	—	—	685,945
Payments on debt	—	(101,875)	—	—	(101,875)
Net proceeds from issuance of preferred stock	707,778	—	—	—	707,778
Intercompany financings	98,537	(98,537)	—	—	—
Capital contributions from parent	—	760,000	—	(760,000)	—
Dividends to parent	—	—	(310,060)	310,060	—

Net cash provided by (used in) financing activities	806,315	1,245,533	(310,060)	(449,940)	1,291,848

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—	—	—
CASH AND CASH EQUIVALENTS — Beginning of period	—	—	—	—	—

CASH AND CASH EQUIVALENTS — End of period	$—	$—	$—	$—	$—

MONEYGRAM INTERNATIONAL, INC.
CONDENSED, CONSOLIDATING STATEMENTS OF LOSS
FOR THE YEAR ENDED DECEMBER 31, 2007

		Subsidiary	Non-
(Amounts in thousands)	Parent	Guarantors	Guarantors	Eliminations	Consolidated

REVENUE
Fee and other revenue	$—	$933,858	$96,094	$(80,893)	$949,059
Investment revenue	—	297,507	100,727	—	398,234
Net securities losses	—	(1,045,169)	(144,587)	—	(1,189,756)

Total revenue	—	186,196	52,234	(80,893)	157,537

Fee and other commissions expense	—	408,558	7,983	(6,240)	410,301
Investment commissions expense	—	253,607	—	—	253,607

Total commissions expense	—	662,165	7,983	(6,240)	663,908

Net (losses) revenue	—	(475,969)	44,251	(74,653)	(506,371)

EXPENSES
Compensation and benefits	—	159,690	28,402	—	188,092
Transaction and operations support	1,075	224,234	40,410	(74,653)	191,066
Occupancy, equipment and supplies	—	39,219	5,485	—	44,704
Interest expense	11,055	—	—	—	11,055
Depreciation and amortization	—	43,018	8,961	—	51,979

Total expenses	12,130	466,161	83,258	(74,653)	486,896

Loss before income taxes from continuing operations	(12,130)	(942,130)	(39,007)	—	(993,267)
Income tax (benefit) expense	(4,246)	81,437	1,290	—	78,481

Loss after income taxes from continuing operations	(7,884)	(1,023,567)	(40,297)	—	(1,071,748)
Loss from discontinued operations, net of tax	—	(249)	—	—	(249)
Equity loss in subsidiaries	(1,064,113)	(40,297)	—	1,104,410	—

NET LOSS	$(1,071,997)	$(1,064,113)	$(40,297)	$1,104,410	$(1,071,997)

MONEYGRAM INTERNATIONAL, INC.
CONDENSED, CONSOLIDATING STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2007

		Subsidiary	Non-
(Amounts in thousands)	Parent	Guarantors	Guarantors	Eliminations	Consolidated

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(12,239)	$(506,932)	$163,367	$—	$(355,804)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investments	—	321,693	—	—	321,693
Proceeds from maturities of investments	—	635,660	120,261	—	755,921
Purchases of investments classified as available-for-sale	—	(583,444)	(175,454)	—	(758,898)
Purchases of property and equipment	—	(60,530)	(9,927)	—	(70,457)
Cash paid for acquisitions, net of cash acquired	—	(28,151)	(1,061)	—	(29,212)
Capital contributions to subsidiaries	(195,000)	—	—	195,000	—
Dividends from subsidiaries	—	97,186	—	(97,186)	—

Net cash (used in) provided by investing activities	(195,000)	382,414	(66,181)	97,814	219,047

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from revolving credit facility	195,000	—	—	—	195,000
Proceeds and tax benefits from exercise of stock options	7,674	—	—	—	7,674
Purchase of treasury stock	(45,992)	—	—	—	(45,992)
Cash dividends paid to stockholders	(16,625)	—	—	—	(16,625)
Intercompany financings	67,182	(67,182)	—	—	—
Capital contributions from parent	—	195,000	—	(195,000)	—
Dividends to parent	—	—	(97,186)	97,186	—

Net cash provided by (used in) financing activities	207,239	127,818	(97,186)	(97,814)	140,057

CASH FLOWS USED BY DISCONTINUED OPERATIONS	—	(3,300)	—	—	(3,300)

NET CHANGE IN CASH AND CASH EQUIVALENTS	—	—	—	—	—
CASH AND CASH EQUIVALENTS — Beginning of period	—	—	—	—	—

CASH AND CASH EQUIVALENTS — End of period	$—	$—	$—	$—	$—